    As Filed with the Securities and Exchange Commission on December 1, 1997
                                          Registration Statement No. 33-________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                            -------------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                ELECTROPURE, INC.
                  (FORMERLY, HOH WATER TECHNOLOGY CORPORATION)
           (Name of Small Business Issuer as specified in its charter)

   CALIFORNIA
 (State of Other                       3589                         33-0065212
 Jurisdiction of                (Primary Standard                 (IRS Employer
  Incorporation             Industrial Classification                ID No.)
or Organization)                   Code Number)

           23251 Vista Grande, Suite A, Laguna Hills, California 92653
                                 (714) 770-9347
          (Address and telephone number of principal executive offices)

                           --------------------------

                           FLOYD H. PANNING, President
                                ELECTROPURE, INC.
                           23251 Vista Grande, Suite A
                         Laguna Hills, California 92653
                                 (714) 770-9347
      (Name, address and telephone number of Agent for service of process)

                           --------------------------

                          Copies of communications to:
                             Ronald P. Givner, Esq.
                     JEFFER, MANGELS, BUTLER & MARMARO, LLP
                      2121 Avenue of the Stars, Tenth Floor
                          Los Angeles, California 90067
                                 (310) 203-8080

          Approximate date of commencement of proposed sale to public:
                  As soon as practicable after the registration
                          statement becomes effective.

                           --------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
                                                           Proposed             Proposed
                                                            Maximum              Maximum
                                                           Offering             Aggregate       Amount of
  Title of Each Class of Securities      Amount to be      Price Per            Offering       Registration
           to be Registered               Registered       Unit (1)               Price            Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value              6,070,313      $ 1.4375              $8,726,075       $2,644.27


----------
(1) Based on the closing sale price as reported on the Electronic Bulletin Board on 11/24/97


--------------------------------------------------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

P R O S P E C T U S

                        6,070,313 SHARES OF COMMON STOCK

                                ELECTROPURE, INC.

This Prospectus relates to 4,562,376 shares of the Common Stock, par value $0.01 per share, of Electropure, Inc. (the "Company"), which may be offered from time to time by any or all of the Selling Shareholders named herein (the "Selling Shareholders"). 1,507,937 of the shares covered by this Prospectus may be issued upon the exercise of options and warrants. The Company will not receive any part of the proceeds of any sales by the Selling Shareholders, but will receive proceeds upon the exercise of options and warrants.

The Common Stock is traded on the OTC Electronic Bulletin Board under the symbol "ELTP." On November 11, 1997, the last sale price of the Common Stock was $1.375.

THESE ARE SPECULATIVE SECURITIES. SEE "RISK FACTORS" ON PAGES 9 TO 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

The sale of the shares offered hereby may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market or in negotiated transactions, through the writing of options on the shares, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Shareholder sells his, her or its shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Shareholder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

All expenses incurred in connection with the registration of the shares offered hereby, which expenses are not expected to exceed $20,000, are being borne by the Company.
                  ---------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  ---------------------------------------------

                The date of this Prospectus is November __, 1997.

--------------------------------------------------------------------------------
                              AVAILABLE INFORMATION
--------------------------------------------------------------------------------

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements and schedules filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated therein by reference, each statement being qualified in its entirety by such reference. All of these documents may be obtained upon payment of the prescribed fees or examined without charge at the office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's web site (http//: www.sec.gov.).

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and its Regional Offices at 219 S. Dearborn Street, Chicago, Illinois 60604 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington DC 20549, at prescribed rates, and at the Commission's web site (http//: www.sec.gov.).

The Company furnishes, and will continue to furnish upon request, to its shareholders annual reports containing audited financial statements.

                ------------------------------------------------

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY
--------------------------------------------------------------------------------

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

THE COMPANY

Electropure, Inc. (the "Company") has developed a point-of-use model of an electrodeionization ("EDI") water purification system aimed at the high purity water treatment segment of the commercial (especially semiconductor, pharmaceutical, and cosmetic companies), and industrial (pulp and paper, laboratories, and petrochemical companies) water treatment markets. The Company believes that the EDI design will give the same output capacity at one-third to one-fifth the cost of current technologies and the ability to "modularize" the technology's capacity to service installations up to 20 times (or more) the size of current output levels (3 to 6 gallons per minutes [gpm]). The Company began limited sales of this product in 1997.

The mission of Electropure, Inc. is to become the leading manufacturer and supplier of proprietary components to the ultrapure water industry based on electrodeionization technology. The Company will focus on providing unique technology to differentiate itself from its competitors. Electropure, Inc. will service original water equipment manufacturers of water treatment systems. In this regard, the Company has recently acquired the right to develop a laser monitoring technology which is to be developed for the detection of dangerous materials in water such as parasites, bacteria, viruses and spores.

The Company was incorporated in December, 1979 in California under the name HOH Water Technology Corporation and changed its name to Electropure, Inc. in 1996. The Company's address and telephone number is: 23251 Vista Grande, Suite A, Laguna Hills, California 92653, (714) 770-9347.

THE OFFERING

Securities Offered......................6,070,313 shares of Common Stock, $0.01 par value, including shares which may be
                                        issued upon the exercise of options and
                                        warrants.

Number of Shares of Common
Stock Outstanding.......................7,794,293 shares as of the date hereof.*
                                        Each share of Common Stock has one vote
                                        per share.

Number of Shares of Class B Common
Stock Outstanding.......................83,983  shares.  Each share of Class B
                                        Common Stock has eight votes per share.

Number of Shares of Convertible
Preferred Stock Outstanding.............2,600,000 shares. Each share of redeemable Convertible Preferred Stock
                                        has one vote per share.

Use of Proceeds.........................Any proceeds received by the Company upon exercise of options or warrants
                                        held by Selling Shareholders will be
                                        used for working capital.

Electronic Bulletin Board Symbol........ELTP: Common Stock.


RISK FACTORS

The securities offered hereby involve a high degree of risk, including limited working capital, and possible dilution. See "RISK FACTORS." There can be no assurance that the Company can successfully manufacture and market its EDI water purification product or any other proposed product or sell such products at prices which will result in net income. Actual results of manufacturing, marketing and competitive conditions and other factors may require significant modification of the Company's future operations from those planned operations described herein.

----------

* Excludes 83,983 shares of Common Stock issuable upon conversion of Class B Common Stock and 1,507,937 shares issuable upon exercise of outstanding options or warrants. Also excludes 2,600,000 shares of Convertible Preferred Stock which became redeemable by the Company as of January 31, 1991 for $0.01 per share.

SUMMARY FINANCIAL DATA

The Company has sold several EDI products and has received orders for additional products; however, the Company does not anticipate that it will generate significant revenues from the sale of these products until it can raise sufficient working capital to expand its manufacturing operations, including relocating to a larger facility.

SUMMARY OPERATING STATEMENT DATA:

                                    Fiscal Year                   Nine Months
                                 Ended October 31,               Ended July 31,
                             ---------------------------   ---------------------------
                                 1995          1996            1996          1997
                                 ----          ----            ----          ----
                                                             (Unaudited)    (Unaudited)

License Fees Received....... $   72,550    $    81,559     $    29,969     $    66,337
Net (loss) gain*............    107,681       (291,082)       (166,519)       (673,447)
Net (loss) gain per share...       0.01          (0.15)          (0.10)          (0.30)
Weighted average shares
 outstanding................  1,607,022      1,926,868       1,667,110       2,219,283


SUMMARY BALANCE SHEET:

                                        October 31, 1996           July 31, 1997
                                      ---------------------    -----------------------
                                                                    (Unaudited)

Working capital (deficit)...               $    (48,705)            $    (64,016)
Total assets................                     21,812                   23,046
Total current liabilities...                     70,027                   86,653
Deficit accumulated in the
  development stage.........                (16,025,246)             (16,698,692)
Stockholders' deficit.......                    (74,215)                 (89,607)
Stockholders' deficit per
  share.....................                      (0.04)                   (0.04)



For certain recent significant developments, since July 31, 1997, see "RECENT SIGNIFICANT DEVELOPMENTS."

----------

* The Company recognized a gain of $244,286 in fiscal year 1995 on writing off accrued liabilities and accounts payable. In addition, the Company recognized a gain of $113,188 on the settlement of debt during fiscal 1996.

--------------------------------------------------------------------------------
                                RECENT SIGNIFICANT DEVELOPMENTS
--------------------------------------------------------------------------------

LICENSE TERMINATION AGREEMENT

Effective August 5, 1997, the Company entered into a License Termination Agreement with EDI Components ("EDI Components") terminating the July, 1992 agreements which granted EDI Components a security interest in and exclusive manufacturing and marketing rights to the Company's patented water purification technology. Pursuant to the termination agreement, 362,500 shares of the Company's Common Stock, valued at $2.00 per share, were issued to the investors of EDI Components in amounts commensurate with their capital investment in such entity. The Company has agreed to issue Additional Shares upon the Common Stock of the Company first having a per share value for thirty consecutive trading days equal to or in excess each of $3.00, $4.00 and $5.50 per share (each a "Trigger Value"). The aggregate value of such Additional Shares shall equal $675,006, $675,012 and $674,982, respectively, for a total additional value of $2,025,000. If all of the Additional Shares are issued pursuant to the License Termination Agreement, the investors of EDI Components will have received a total of 787,979 shares of the Company's Common Stock, with an aggregate value equal to $2,750,000. The fair market value of the Company's Common Stock was $0.375 per share on August 14, 1997, the date on which the 362,500 shares were issued to the investors of EDI Components. Consequently, as a result of such issuance, the Company will reflect a finance charge in the sum of $135,938 on its financial statements for the fiscal year ended October 31, 1997.

In connection with the License Termination Agreement, the Company issued (i) 94,599 shares of Common Stock at $0.50 per share, including 40,000 shares to the current President and Chief Executive Officer of the Company, and (ii) 566,409 shares of Common Stock at $0.375 per share upon conversion of certain indebtedness, plus related interest.

TECHNOLOGY TRANSFER AGREEMENT

On October 25, 1997, the Company issued 2,100,000 shares of its Common Stock to Wyatt Technology Corporation ("Wyatt") as consideration for the transfer by Wyatt of an exclusive worldwide license to certain intellectual property related to drinking water monitoring technology. The agreement encompasses exclusive patent rights, software, technical support, manufacturing services and other know-how based on Wyatt's proprietary multi-angle laser light scattering instrumentation and techniques to detect and monitor the presence of toxicants (mutagens, carcinogens, and metabolic toxins) in fluid.

Pursuant to the transfer agreement, the Company will focus its initial research efforts on applying the Wyatt technology in developing the instrumentation and software to detect, in near "real-time," particulate materials (parasites and other organisms such as bacteria, viruses, spores, etc.) in drinking water. The primary target will be for the identification and measurement of Cryptosporidium and Giardia cysts in municipal drinking water supplies. Under the agreement, Wyatt will provide technical support as well as various laboratory equipment and supplies required for this research phase which is anticipated to run approximately five
(5) months. A market feasibility study will be conducted concurrently.

As a result of the issuance of the 2,100,000 shares on October 25, 1997, Wyatt Technology Corporation owns 26.7% of the common stock of the Company, with 19.0% of the voting control.

STOCK ISSUANCES

Between August 14, 1997 and October 31, 1997, in addition to the shares discussed above, the Company issued 643,094 additional shares of Common Stock. Of such Common Stock, 107,400 shares were issued pursuant to the exercise of options and warrants at $0.50 per share; 30,988 and 500,000 shares were issued in private placements at $0.375 and $1.00 per share, respectively; and 4,706 shares were issued in consideration for services rendered. 250,000 three-year warrants to purchase Common Stock at $2.00 per share were issued in conjunction with the Company's August, 1997 private placement offering of 500,000 shares at $1.00 per share as described above. Such warrants are redeemable by the Company at $0.05 per Warrant at any time that the closing bid price of the Common Stock exceeds $4.00 per share for thirty consecutive business days.

In November, 1997, the Company issued 60,000 shares of Common Stock in consideration for an option to purchase a 30,000 square foot building to which the Company intends to relocate its operations in or around February, 1998. See "BUSINESS - Properties."

OTHER TRANSACTIONS

The Company's Board of Directors authorized, effective November 1, 1997, a private placement offering of 16 Units of its securities, each Unit consisting of 10,000 shares of Common Stock and 5,000 Warrants to purchase Common Stock at $3.50 per share. Units will be offered to accredited investors at $25,000 each until December 31, 1997, at which time the offering will expire unless extended by the Board. The Warrants are redeemable by the Company at $0.05 per Warrant at any time the bid price of the Company's Common Stock exceeds $5.00 per share for thirty consecutive business days. No offering of such Units is being made by this Prospectus.

LIMITED WORKING CAPITAL

As a result of the delays in bringing the EDI water purification product to market, as well as delays in expanding production of the EDI product and the various legal matters encountered by the Company over the past several years, the Company has limited working capital. The Company has sold its Common Stock and warrants to reduce this working capital shortfall and believes it has adequate sources of working capital to support operations through approximately August, 1998. However, the Company may need additional financing prior to that time and is currently seeking investments through private placement offerings of its securities. In addition, the Company proposes to seek additional financing through corporate borrowing and/or a public offering of securities through an underwriter. No assurances can be given that the Company can obtain additional working capital through the sale of Common Stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to the Company. Further, no assurances can be given that any such equity financing will not result in a further dilution to the existing shareholders.

--------------------------------------------------------------------------------
                                  RISK FACTORS
--------------------------------------------------------------------------------
WHILE SEVERAL UNITS OF THE HIGH PURITY POINT-OF-USE ELECTROPURE HAVE BEEN PLACED IN OPERATION, THERE IS NO ASSURANCE THAT THE COMPANY WILL BE COMMERCIALLY VIABLE. IN ADDITION, ACTUAL RESULTS OF THE DEVELOPMENT ACTIVITIES, MANUFACTURING PROCESSES, TECHNOLOGICAL DEVELOPMENTS, MARKET AND COMPETITIVE CONDITIONS, FINANCIAL RESOURCES, RESULTS OF OPERATIONS AND OTHER FACTORS MAY REQUIRE SIGNIFICANT MODIFICATIONS TO ALL OR PART OF THE PROPOSED BUSINESS REGARDING THE COMPANY. AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS, PRIOR TO MAKING AN INVESTMENT IN THE COMMON STOCK, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS AND SHOULD CONSULT WITH THEIR OWN LEGAL, TAX AND FINANCIAL ADVISORS WITH RESPECT THERETO. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS." PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING:

1. STAGE OF DEVELOPMENT OF THE COMPANY. Until January, 1992, the Company had been engaged in development of a water purification system known as the Electropure ("EDI"). The Company had constructed a number of prototypes and pre-production units of the point-of-use version of the EDI and during 1991 had sold several of such units. However, lack of working capital had earlier led the Company to seek immediate cash flow from sales of an ultrapure reverse osmosis/ultraviolet water treatment system. Because the Company had only limited operating capital and continued to incur substantial expenses, it was unable to sustain operations. Consequently, in May, 1992, the Company entered into a Letter of Intent to license the manufacturing and marketing of its patented Electropure "EDI" technology to EDI Components, a privately-held California corporation. Formal agreements concerning the license were executed on July 29, 1992. In August, 1997, the Company negotiated an early termination of such license agreement and intends to commence manufacturing and marketing activities. No assurances can be given that the Company can manufacture any EDI products at an economical cost. Further, no assurances can be given that EDI products or other products offered by the Company will receive market acceptance. The Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of new products, any of which risks are beyond the control of the Company. Further, with regard to the technology licensed from Wyatt, it is also subject to all the risks inherent in trying to adapt a technology for a new use. No assurances can be given that the Company can successfully develop or market any products.

2. ACCUMULATED DEFICITS; OPERATING LOSSES; GOING CONCERN. From the inception of the Company in 1979 through July 31, 1997, the Company accumulated a loss in the development stage of $16,698,692 and a net stockholders' deficit of $89,607. The losses are principally due to expenses incurred in the development of the proposed products, initial manufacturing start-up costs, initial marketing efforts, administrative expenses and interest. The report of the Company's independent auditors for the fiscal year ended October 31, 1996 contains explanatory paragraphs as to the ability of the Company to continue as a going concern, the utilization of assets and the outcome of claims and litigation. The first two qualifications are expected to be contained in the independent auditors' report for the fiscal year ended October 31, 1997.

3. COMPETING PATENT CLAIMS DELAYING SALES; LIMITED PATENT PROTECTION. During the pendency of the patent infringement lawsuit filed by the Company against Millipore Corporation and its licensee, Ionpure Technologies in 1993, the Company's ability to market the EDI technology was materially impacted. Such lawsuit, and a second lawsuit filed by the Company against Millipore in March, 1996, were resolved as of July, 1996. However, the delay incurred by the Company in marketing its product may have allowed other companies to develop and commence production of similar products. Due to potential competitive pressures, the Company's ability to capitalize on the features of the EDI product in the marketplace may be dependent on its ability to deliver products in the near future.

The Company owns two U.S. patents and limited foreign patents, with respect to certain aspects of its technology for the EDI, one granted in 1984 and the other in 1990. U.S. patents, subject to certain maintenance fees, are valid for 17 years. In the absence of significant patent protection, competitors could legally imitate the Company's design approaches. The Company may not be able to afford the expenses required to enforce any patent it may have now or in the future and no assurances can be given that any patents would be upheld if challenged, or if upheld, would provide the Company with meaningful protection. Certain components of the EDI, such as the technology used to manufacture the anode used in the electrodialysis, are not covered by the patent. The Company believes that the patent for the EDI and its technical know-how may be significant in its ability to compete and that it may have to vigorously defend its patents.

4. NECESSITY FOR ADDITIONAL FINANCING. The Company, from time to time, experienced working capital shortfalls which slowed the development of the EDI product. The Company will be required to raise substantial amounts of new financing, in the form of additional equity investments or loan financing, in order to carry out its business objectives. There can be no assurance that the Company will be able to obtain such additional financing on terms that are acceptable to the Company and at the time required by the Company, or at all. Further, any such financing may cause dilution of the interests of the current shareholders in the Company. If the Company is unable to obtain such additional equity or loan financing, the Company's financial condition and results of operations will be materially adversely affected. Moreover, the Company's estimates of its cash requirements to carry out its current business objectives are based upon certain assumptions, including certain assumptions as to the Company's revenues, net income (loss) and other factors, and there can be no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on the Company and its plans. If the Company is not successful in obtaining loans or equity financing for future developments, it is unlikely that the Company will have sufficient cash to continue to conduct operations as currently planned. The Company believes that in order to raise needed capital, it may be required to issue debt or equity securities that are significantly lower than the current market price of the Company's Common Stock.

In August, 1997, the Company authorized a private placement offering of up to 20 Units of its securities, each Unit consisting of 25,000 shares of common stock and 12,500 three-year warrants to purchase common stock at $2.00 per share. As of October 31, 1997, the Company had sold all of such Units for net revenues of $500,000. In the opinion of management, the proceeds realized from such private placement offering will satisfy the Company's working capital requirements for up to nine (9) months. However, no assurances can be given that such proceeds will satisfy the working capital needs of the Company for the period estimated, or; that the Company can obtain additional working capital through the sale of Common Stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to the Company. Further, no assurances can be given that any such equity financing will not result in a further substantial dilution to the existing shareholders or will be on terms satisfactory to the Company.

5. PRIOR DELAYS IN DEVELOPING THE EDI TECHNOLOGY. The original concept for the EDI technology was a point-of-entry system to treat the entire house or facility. However, inherent difficulties in developing this model due to pre-treatment requirements and high production costs, led to the development of a smaller, point-of-use model of the EDI technology aimed at the high purity water treatment segment of the commercial and industrial water treatment markets. Further, at times the Company has been forced to significantly reduce operations or suspend sales activities due to limited resources or patent disputes. While the Company has resolved the patent disputes, limited resources could again delay the development and marketing of products. Further, delays can occur in the development or improvement of potential products. Therefore, no assurances can be given as to when the Company will have the resources to fully market the current EDI technology or when the newly acquired laser technology will lead, if ever, to a commercially viable product.

6. RISK OF NEW PRODUCT AND TECHNOLOGY; PRODUCT LIABILITY. The proposed manufacturing and marketing of the Company's EDI product, incorporating relatively new and unproved technology, have inherent risks. No one can be sure how the products will operate over time under various conditions of actual use. Only a limited number of the EDI products have been placed in operation since 1991.

Even if the product is successfully manufactured and marketed, the occurrence of warranty or product liability, or retraction of market acceptance due to product failure or failure of the product to meet expectations could prevent the Company from ever becoming profitable. Failure of the product to operate as expected could lead to potential product liability suits. Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications and in some cases such development cannot be accomplished. Ionpure and its licensor have significantly greater marketing and financial resources than the Company.

In the opinion of management, the EDI demonstrates positive attributes, but any such attributes of the EDI product must be balanced against the lack of any significant field operating experience of such product, the existence of established companies in the water purification field with greater financial resources, experience and developed products, the fact that the EDI product has not been tested on a wide variety of water conditions, including hard water and unknown technological difficulties.

The same risks, as well as many of the risks set forth in the other Risk Factors discussed below, do or will also apply to the development of the Wyatt technology for use in detecting dangerous items in water. Further, since the Wyatt technology has not yet been adapted for its intended use, there is a risk that such technology cannot be adapted for use in detecting dangerous items in water as contemplated by the Company. Further, even if the Company successfully adapts such technology as intended, there can be no assurances that the developed product will be commercially viable.

7. STATUS OF THE ELECTROPURE "EDI". In late 1990, the Company developed the point-of-use module of the EDI, aimed at the high purity water treatment market, which is able to desalt 1/2 - 5 gallons of water per minute of pre-treated tap water to a purity level exceeding one-megohm-cm (roughly less than 0.5 parts per million ("ppm") of total dissolved solids ("TDS"). The Company believes that this model, which is currently being sold by the Company in limited quantities, is significant in its ability to compete in terms of capital cost and product efficiency. Additional models of the EDI which will provide higher flow rates are contemplated for development by the Company.

No assurances can be given that the EDI will not need additional development work or require further modifications which may require re-engineering of parts and additional delays in mass marketing of the product. Further, no assurances can be given that the Company will successfully develop additional models of the EDI product.

The Company just recently acquired its rights to use the Wyatt technology in water monitoring and it has just begun the process of trying to adapt such technology for such use.

8. UNCERTAINTY OF MARKET ACCEPTANCE. While the Company believes that its EDI product should offer advantages over traditional water purification methods and indications of interest from potential customers is evident, there is no assurance that the Company's product will attain significant market acceptance and generate adequate revenues. Generally, market acceptance of a new technology requires substantial efforts to inform potential customers of the new technology's distinctive characteristics. This effort will be crucial in marketing the Company's EDI product. The Company will seek to have potential purchasers invest in the EDI product instead of currently available equipment or to treat water which is currently not being treated. While the Company believes that the initial EDI product will be able to be sold at a lower capital cost per gallon of water treated and will have lower operating and maintenance costs than existing competitive products, the Company has not yet demonstrated that cost savings from frequent use over an extended time prior in actual production models or that such EDI product can justify this capital cost or that the demand for high purity water equipment is sufficient to justify the cost. Price of the Company's product will be a critical factor in marketing the Company's EDI product.

Similar risks will apply to the use of any product which may be developed using the Wyatt technology.

9. GOVERNMENT REGULATIONS. California passed certain legislation which (i) makes illegal the making of any untrue statement in connection with the sale of a water purification product, and (ii) will require a water purification device to be tested (certified) to determine if it performs as represented and once tested, claims for such a product's performance cannot go beyond such test results. The Company believes that the EDI product is not subject to the above statue, however, some applications of the EDI technology, i.e., hospitals, will require approval by Underwriter's Laboratory or equivalent organization. The Company will seek all necessary approvals or certifications. Sales in other countries will be subject to the risks of import regulations, custom duties and currency fluctuations.

10. COMPETITION. There are many firms in the water purification and related industries, substantially all with financial resources, experience and technical staffs larger than those of the Company, including Ionpure, Millipore and its licensees. Several firms have successfully developed products which meet some or most of the needs intended to be met by the EDI and have established strong market positions in these areas. These competitors may respond vigorously to any threat to their established market shares. In addition, other companies may be developing or planning the development of devices competitive with the Company's current product.

11. TECHNOLOGICAL CHANGE. The technology upon which the Company's EDI water purification product relies may undergo rapid development and change. There can be no assurance that the technology utilized by the Company will be competitive in light of possible future technological developments and will not become obsolete or that the Company will have adequate funds to meet technological changes.

12. NEED FOR ADDITIONAL EMPLOYEES AND FACILITIES. The Company's employees are sufficient to conduct the manufacturing and administrative functions required at the current time. However, the Company's current facility severely limits its EDI manufacturing capabilities and the Company has plans to relocate its facilities in the near future to provide for an increase in such activities. Additional employees will also be required once manufacturing operations increase. No assurance can be given that the Company can obtain such employees when required.

13. OUTSTANDING ROYALTIES. The total royalties granted per EDI sold is approximately $42.50, plus approximately $9.00 (until such additional $9.00 of royalties paid equals approximately $525,600 of royalties) for each point-of-entry EDI sold. Royalties for the point-of-use EDI are expected to be approximately 2.05% of net sales. Mr. Harry O'Hare, the founder of the Company, does not hold any royalties in the EDI but does have certain royalty rights in connection with two products he sold to the Company in 1987. Royalties of from 1% to 1-1/2%
are payable on certain other EDI products. There can be no assurances that the profitability of the Company will not be adversely affected by such royalty payments.

14. FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS. The Company's revenues in the next several years may be uneven depending on the timing and sales of products or the potential licensing of technology. The timing of such events, if they occur, could have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of results for subsequent quarters.

15. CONTROL OF THE COMPANY. As of November 12, 1997, Anthony M. Frank, Wyatt Technology Corporation, Harry M. O'Hare, Sr. and the current officers and directors of the Company owned approximately 16.2%, 16.7%, 12.8% and 8.8% of the voting power of the Company, respectively. As a result, these individuals and entities, if they agreed to act in concert, are in a position to materially influence, if not control, the outcome of all matters requiring shareholder approval, including the election of directors.

16. DEPENDENCE ON MANAGEMENT. The Company is significantly dependent upon the continued availability of Floyd H. Panning, its President and Chief Executive Officer. The loss or unavailability of Mr. Panning for an extended period of time could have a material adverse effect on the Company's business operations and prospects. To the extent that the services of this office is unavailable to the Company for any reason, the Company will be required to procure other personnel to manage and operate the Company. There can be no assurance that the Company will be able to locate or employ such qualified personnel on acceptable terms. The Company has entered into an employment agreement with Mr. Panning.

17. POSSIBLE VOLATILITY OF COMMON STOCK. The trading prices of the Common Stock may respond to variations in operating results and other events or factors, including, but not limited to, the sale or attempted sale of a large amount of the Common Stock into the market, as could occur from sales by the Selling Shareholders. In addition, the stock market has experienced extreme price and volume fluctuations in recent years, particularly in the securities of smaller companies. These fluctuations have had a substantial effect on the market prices of many companies, often unrelated to the operating performance of the specific companies, and similar events in the future may adversely affect the market prices of the Common Stock.

18. RISK OF LOW PRICED STOCKS; NASDAQ LISTING REQUIREMENTS. The Company's Common Stock is currently traded in the Over-the-Counter market and is listed on the Electronic Bulletin Board under the symbol "ELTP".

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stock for trades in any stock defined to be a "penny stock." The Commission has adopted regulations under such Act which would define a penny stock to be any non-NASDAQ or listed equity security that has a market price of less than $5 per share (as defined) or with an exercise price of less than $5 per share. Unless exempt, for any transaction involving a penny stock, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in cause of fraud or abuse in the sale. Disclosure also has to be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. In addition, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Non-NASDAQ stocks are not covered by the definition of penny stock for (i) issuers who have $2,000,000 in tangible assets - the Company does not meet this criteria - ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transaction in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker/dealer.

In addition to penny stocks, the Securities and Exchange Commission ("Commission") rule that imposes additional sales practice requirements on broker-dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by such rule, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale. Securities are also exempt from the new rule if the market price is over $5.00 per share or, for warrants, they must be exercisable for more than $5.00.

As a result of such rules, trading in the Company's Common Stock, which currently is a penny stock, may be severely limited and holders may experience difficulties in selling such securities, the market price for the Company's securities may be less than they may otherwise be, news coverage regarding the Company may be more limited and the Company may find obtaining new financing to be more difficult. Such reduced liquidity could result in a material adverse impact on the value of such securities. Currently, only a sporadic market exists for the Company's common stock.

NASDAQ has recently significantly increased the requirements for initial and continued listing on the NASDAQ Small Cap Market and National Market. It is unlikely that the Company, in the near future, will be able to meet even the initial listing requirements for the Small Cap Market.

19. EXISTING WARRANTS AND OPTIONS. Currently, there 1,507,937 are warrants and options outstanding, exercisable at prices ranging from $0.10 to $16.30 per share and expiring through August, 2007. For the term of such options and warrants, the holders thereof will have an opportunity to profit from the rise in the market price of the Company's Common Stock without assuming the risks of ownership. The existence of all of these options and warrants may have an adverse effect on the terms upon which the Company would be able to obtain additional capital. Furthermore, it might be expected that the holders of all of such options and warrants would exercise their options at a time when the Company could obtain equity capital on terms more favorable than those provided for by the options and warrants.

20. LACK OF DIVIDENDS. The Company has not paid cash dividends on its Common Stock and does not anticipate paying any cash dividends for the foreseeable future.

-------------------------------------------------------------------------------
                                 DIVIDEND POLICY
-------------------------------------------------------------------------------

The Company has not paid any dividends on its Common Stock since its incorporation. Electropure anticipates that, in the foreseeable future, earnings, if any, will be retained for use in the business or for other corporate purposes and it is not anticipated that cash dividends will be paid. Payment of dividends is at the discretion of the Board of Directors and may be limited by future loan agreements or California law. Under California law, if a corporation does not have retained earnings, it may pay dividends provided that after giving effect thereto, (a) the sum of the assets of the corporation (exclusive of good will, capitalized research and development expenses or deferred charges) would be at least equal to one and one-quarter times its liabilities (not including deferred taxes, deferred income and other deferred credits) and (b) the current assets of the corporation would be at least equal to the current liabilities or, if the average of the earnings of the corporation before taxes on income and for interest expense for the two preceding fiscal years was less than the average of interest expense of the corporation for such fiscal years, the current assets would be at least equal to one and one-quarter times its current liabilities.


--------------------------------------------------------------------------------
                                 USE OF PROCEEDS
--------------------------------------------------------------------------------

The Company will not receive any proceeds upon the sale of any shares of Common Stock by the Selling Shareholders, but will receive funds upon the exercise of options or warrants held by the Selling Shareholders. Any such proceeds will be used to pay the estimated expenses of this offering (approximately $20,000) and for working capital, including, salaries, rent, overhead, marketing, production and research and development costs associated with the technology licensed/transferred from Wyatt Technology Corporation.

--------------------------------------------------------------------------------
                                  MARKET PRICES
--------------------------------------------------------------------------------

The Company's common stock is currently quoted in the OTC Electronic Bulletin Board market as a "penny stock" under the symbol "ELTP". The following table sets forth the high and low bid prices for the Company's Common Stock, as reported on the Bulletin Board or "pink sheets", for the quarters that the securities were traded.


                                                               COMMON STOCK
                                                                BID PRICES
                                                               -------------
                                                                HIGH    LOW

FISCAL 1996      First Quarter                                  1/4    1/16
                 Second Quarter                                 5/16   1/16
                 Third Quarter                                  9/32   5/32
                 Fourth Quarter (1)                              2     1/8
FISCAL 1997      First Quarter                                  3/8    1/4
                 Second Quarter                                 1/4    1/8
                 Third Quarter                                  1/2    1/8
                 Fourth Quarter                                1-3/4   5/16

FISCAL 1998      First Quarter (through November 12, 1997)     1-3/4   1-1/2

The market for the Company's securities is sporadic and quoted prices may not represent the true value of such securities.

As of November 12, 1997, the Company had approximately 760 holders of record of its Common Stock.


----------
(1) The Company's one-for-ten reverse stock split took effect on June 25, 1996. Consequently, the trading and other prices of the Company's securities and the number of shares reflect the effect of such reverse stock split throughout this Prospectus.

--------------------------------------------------------------------------------
                             MANAGEMENTS' DISCUSSION AND ANALYSIS
                        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
RESULTS OF OPERATIONS

FISCAL YEARS ENDED OCTOBER 31, 1995 AND 1996

License fees received for the fiscal year ended October 31, 1996 increased by $9,009 compared to 1995. While the Company's former licensee was obligated to pay all necessary administrative operational expenses, which increased during fiscal year 1996, revenues from the sale of common stock and from the exercise of options, in the sum of $55,000 and $21,886, respectively, defrayed such increased expenses.

General and administrative expenses for fiscal 1996 increased by $48,592 as compared to fiscal 1995, primarily due to the legal and shareholder relations fees associated with the Company corporate name change and one for ten reverse stock split during fiscal 1996. In addition, the Company issued shares valued at $24,000 for services rendered in writing a business plan during the fiscal year.

Interest expense for fiscal 1996 increased by $1,308 as compared to fiscal 1995 as a result of compounding interest accrued on notes payable.

Financing costs for fiscal 1996 increased by $291,842 as compared to fiscal 1995, reflecting the cost of issuing shares in exchange for debt owed by the Company's former licensee.

Patent litigation rights for fiscal 1995 was $74,375 as compared to no activity in fiscal 1996. Such expense resulted from a 1994 agreement to pay the Company's former licensee the proceeds from certain 1994/1995 warrant exercises and stock purchases in exchange for a portion of such licensee's rights to any recovery in the patent infringement action resolved during fiscal 1996.

No additional provision for loss on lawsuit settlement has been made in fiscal 1996 as the Company believes that adequate provision has been made to settle pending lawsuits.

The Company realized a net loss before extraordinary item of $404,271 for fiscal 1996, representing an increase of $267,666 from the prior year level due to financing costs relating to the issuance of common stock for debt incurred by the Company's licensee.

During fiscal 1996, the Company realized an extraordinary gain of $113,188 on settlement of debt. This represents a decrease of $111,098 over the prior year level when the Company wrote off accounts payable and accrued liabilities which had been carried on its books from past years.

NINE MONTHS ENDED JULY 31, 1996 AND 1997

References to 1996 and 1997 are for the nine months ended July 31, 1996 and 1997, respectively.

License fees received for fiscal 1997 increased by $36,368 compared to 1996. The increase is primarily due to the fact that the Company's source of revenue was limited in fiscal 1997 to license fees from its former licensee, which was obligated to pay the Company's necessary operating expenses. In fiscal 1996, the Company realized income from the exercise of options which reduced such former licensee's obligation to cover such costs in that year.

General and administrative expenses for fiscal 1997 decreased by $30,762 as compared to fiscal 1996. This decrease is due, primarily, to a decrease in fees for outside services and accounting expense for the current period.

Interest expense for fiscal 1997 increased by $290 as compared to fiscal 1996, due to the annual compounding of interest accruing on notes payable as well as the addition of the $12,000 note issued as part of the Puerto Rico litigation settlement.

Litigation settlement costs for fiscal 1997 were $112,000 as compared to no expense for 1996, comprised of the $12,000 principal note payable issued to the Puerto Rico Bank and the cost of 100,000 common shares issued to such Bank in settlement.

Financing costs for fiscal 1997 increased by $461,768, reflecting the expense incurred by the Company on the exchange of a $500,000 principal loan, plus accrued interest, into common shares.

No additional provision for loss on lawsuit settlement has been made in fiscal 1997 as the Company believes that adequate provision has been made to settle pending lawsuits.

LIQUIDITY AND CAPITAL RESOURCES

At July 31, 1997, the Company had a working capital deficit (total current assets less total current liabilities) of $64,016, representing a decrease of $131,779 from the prior year period, primarily as a result of writing off over $127,000 in accrued liabilities in the fourth quarter of fiscal 1996.

All of the Company's funds were exhausted after July 31, 1997, but in August, 1997, the Company began a private placement offering of 20 Units of securities, each Unit consisting of 25,000 shares of Common Stock and 12,500 three-year redeemable warrants to purchase common stock at $2.00 per share. The purchase price of each Unit was $25,000 and, as of October 31, 1997, the Company sold all 20 Units for net proceeds totaling $500,000. The Company believes that such proceeds will be sufficient to cover its current working capital requirements for the next six to eight months. See "Plan of Operation".

During fiscal 1996, the Company received $81,559 in license fees and realized net proceeds of $40,000 and $21,886 from the sale of common stock and from the exercise of warrants to purchase common stock, respectively. During the nine months ended July 31, 1997, the Company received an additional $66,337 in license fees.

The Company will be required to raise substantial amounts of new financing, in the form of additional equity investments or loan financing, in order to carry out its business objectives. There can be no assurance that the Company will be able to obtain such additional financing on terms that are acceptable to the Company and at the time required by the Company, or at all. Further, any such financing may cause dilution of the interests of the current shareholders in the Company. If the Company is unable to obtain such additional equity or loan financing, the Company's financial condition and results of operations will be materially adversely affected. Moreover, the Company's estimates of its cash requirements to carry out its current business objectives are based upon certain assumptions, including certain assumptions as to the Company's revenues, net income (loss) and other factors, and there can be no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on the Company and its plans. If the Company is not successful in obtaining loans or equity financing for future developments, it is unlikely that the Company will have sufficient cash to continue to conduct operations as currently planned. The Company believes that in order to raise needed capital, it may be required to issue debt or equity securities that are significantly lower than the current market price of the Company's Common Stock.

PLAN OF OPERATION

The Company recently completed a private placement offering of securities and realized net proceeds of $500,000 in working capital as a "bridge" to an intended secondary public offering within the next 6 - 12 months. No assurances can be given that the Company will successfully complete any additional offering. Currently, the Company has orders for several of its patented electrodeionization ("EDI") water treatment modules and anticipates receiving additional orders from which it expects to realize approximately $25,000 in net revenues per month. In addition, the Company has authorized an additional private placement offering seeking revenues of up to $1 million. See "RECENT SIGNIFICANT DEVELOPMENTS - Other Transactions."

With the above private placement proceeds received, and with additional working capital expected from the sale of the Company's EDI products, the Company believes that it will have adequate sources of working capital through approximately August, 1998, although it may need additional working capital prior to said date, particularly if the Company is not successful in selling sufficient quantities of EDI products.

The Company intends in or around February, 1998 to relocate to larger facilities and initiate operations with a view toward implementing an expanded production and marketing program. However, no assurances can be given that the Company will relocate in a timely manner or that production and sales will begin in significant quantities since such sales may be dependent on obtaining additional working capital through the sale of common stock or other securities.

--------------------------------------------------------------------------------
                                    BUSINESS
--------------------------------------------------------------------------------

Electropure, Inc. ("Electropure" or the "Company") manufactures and markets the "EDI" series of patented electrodeionization water treatment devices for commercial and industrial high purity water applications. The Company's EDI product is marketed to original equipment manufacturers ("OEM's) as a specialized component for water treatment systems designed to provide ultrapure water to market segments whose major customers include, but are not limited to, semiconductor, pharmaceutical and cosmetic companies, as well as laboratories and petrochemical companies.

The Company's current EDI design is able to desalt pre-treated (water filtered and softened generally by reverse osmosis) tap water to a purity level exceeding one megohm-cm (roughly less than 0.5 parts per million ("ppm") of total dissolved solids ("TDS")) at a rate of 3 to 6 gallons per minute on demand. Modularized designs (connecting additional modules in parallel formations) increase a system's capacity exponentially to service installations requiring up to hundreds of gallons per minute. In addition to its cost-effective operation, a major environmental and competitive benefit of the EDI technology is that it does not require the addition of salts or other chemicals for regeneration. Most other competitive processes require the addition of these elements.

The Company recently acquired an exclusive license to certain patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. This acquisition will provide the basis for Electropure's proposed development of near "real-time" drinking water monitoring systems primarily for municipal applications. See "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement" and "BUSINESS - Laser Monitoring Division."

THE MARKET FOR WATER PURIFICATION

Water is essential to life and potable water, that which is fit for human consumption, is a necessity for which a market will always exist. Growing population has increased demand for potable water just as the waste and pollution created by the enlarging population has reduced nature's ability to supply potable water. The United Nations focused attention on the world's water problem by launching the "International Drinking Water Supply and Sanitation Decade" on November 10, 1980 and allocated $300 billion to the development of solutions to the problem. Beyond the need for water which is merely fit for human consumption is the demand for "high purity" water which is usable for purposes other than drinking, such as cleaning or industrial processing. Such water requires the removal of contaminants which interfere with the intended use. In fact, examination of municipal water use reveals that less than one percent is actually used for human consumption. The remainder is used by industry, irrigation, bathing, laundry, etc.. Enhanced treatment of such water at the point of use, therefore, is an economically viable solution for compliance with stringent standards imposed by users of high purity water. The EPA has studied and is in favor of the point-of-use approach, provided that treatment equipment meets its Generally Available Technology (GAT) criteria. Having grown 70% over the preceding five years, sales in this market segment alone aggregated $10 billion in 1994 (including chemical treatments) and are expected to increase another 50% during the next five years.

The high purity water market is a market segment which alone aggregated $954 million during 1992 and is expected to grow to $1.6 billion by 1997. Anna Crull, President of Chemical Technology Consultants in Houston, estimates the annual U.S. market for membranes and modules is $630 million (high purity water and other applications). 2 The market for high purity water treatment equipment and consumables was projected at $350 million for 1992, according to a Business Communications Co. Inc. study. The 1992 study anticipated that sales would exceed $528.0 million in 1994 and growth would continue to expand at this pace for the foreseeable future with the current market estimated at $700 - $800 million. The market is currently growing at a rate of 30% annually and given the general deterioration of the world's water supplies this growth is likely to continue and expand as the cost of treatment falls. The industry is in a major growth cycle and there are about 40 major companies in the world active in supplying goods and services with an estimated 13,500 customers in the United States.

CURRENT TECHNOLOGIES IN WATER PURIFICATION

Water purification is a relative term referring to removing selected, but not all, of a limited number of contaminants depending on the expected use to be made of the water. There are three general types of water purification processes:

        1. Physical processes which depend simply on physical properties of the impurities, such as particle size, specific gravity and viscosity. Examples of this type of process are reverse osmosis, distillation, screening, sedimentation, filtration and gas transfer.

        2. Chemical processes which depend on the chemical properties of an impurity or utilize the chemical properties of added reagents. Examples are ion exchange, electrodialysis, chlorination, coagulation and precipitation.

        3. Biological processes which utilize biochemical reactions to remove soluble or colloidal organic impurities. Examples are biological filtration and the activated sludge process.

THE EDI TECHNOLOGY

The need to satisfy the increasing demand for high purity water in a variety of industries can now be achieved through the Company's patented electrodeionization process (EDI). The EDI design combines two well-established water desalination technologies -- electrodialysis and ion exchange deionization. Through this technique, dissolved salts can be removed at low energy costs, and without the need for chemical regeneration; the result is high quality water of multi-megohm/cm resistivity which can be produced continuously at substantial flow rates.

----------
(1) Ultrapure Water, "Market overview - Membrane Markets Show Continued Strength," April 1993, by Mike Henley.

The EDI module has been proved to be an effective new electrodeionization process and can be used for a broad range of process applications, including the supply of high water quality for the food and beverage industry, for micro-electronics production, biomedical and laboratory use, pharmaceutical compounders and for general industry. The advantages of having a dependable and high quality water source which requires no chemical regeneration, coupled with low operation and maintenance costs, makes the EDI process an attractive and environmentally-safe alternative compared with other deionization processes.

The initial point-of-use module of the EDI technology is approximately 8 inches wide, 11 inches deep and 20 inches in height. The product has no moving parts and is capable of processing five (5) gallons of ultrapure water per minute. The module is marketed to original equipment manufacturers (OEM's) of water treatment equipment for incorporation into a point-of-use system complete with pre-treatment components (such as reverse osmosis, filters, softeners, etc.), power supply, and desired gauges and monitors. This system would then be connected to the incoming water line at the point-of-use, to a drain line and to an electrical source. This system is designed to service the small industry users . For higher flow rate requirements, the existing EDI module has been successfully combined in parallel formations to provide 5 - 25 gallons per minute (GPM) of multi-megohm quality water. Larger systems, which produce 25 - 100 GPM, would be marketed to medium scale users. The Company plans to design a higher capacity version of the EDI module which will be intended to provide volumes to high purity water at 15 GPM or more from a single module. The Company believes that this model, if it can be developed, will become the primary product line for desired high purity flow rates in the 25-100 GPM market segment.

-------------------------------------------------------------------------------
                                EDI 5 GPM MODULE
--------------------------------------------------------------------------------

            Side View                               Front View
           (arrow down)                            (arrow down)

                       [Diagrams of side and front view of
                                EDI 5 GPM Module]



The Company believes that the major advantage of the EDI technology over systems utilizing ion exchange only is the efficient recharging of the ion exchange resins without the extensive use of costly caustic or acid chemicals which add excessive contamination to the system's waste water. The Company believes that the primary advantage of the EDI technology over products using distillation and reverse osmosis is its ability to utilize electrical and chemical properties of the water molecule and of naturally occurring salts, instead of merely physical properties, in separating water from the dissolved mineral ions. The EDI can operate without booster pumps or holding tanks and the EDI module achieves a high flow rate with relatively smaller sized and less expensive equipment.

The advantage of the EDI technology over conventional electrodialysis is the combination of various technologies, all of which are individually workable, but which reinforce each other in the EDI technology. EDI technology requires less maintenance than existing systems but requires more stringent pretreatment of entry water. Maintenance is a major problem with conventional electrodialysis and reverse osmosis units, particularly the clogging of membranes. Thus, the advantages of the EDI technology system, as compared to some conventional water treatment systems, include the following:

          - the EDI technology system operates with variable local water pressure and no booster pumps are required.

          - lower maintenance since nothing is consumed except small amounts of electricity. If at all necessary, chemicals are added less frequently than existing equipment.

          - large flow rate relative to its size, as compared to conventional systems that purport to treat the same flow rates.

The Company's belief as to the expected advantages of the EDI technology are based upon its experience with its prototypes and pilot production units. The point-of-use EDI technology incorporates a number of design improvements to the original EDI patent. In October 1990, U.S. Patent No. 4,964,970, was granted on certain of these developments. The Company intends to conduct continued product development on the EDI technology, with an eye toward improving the technology while reducing manufacturing costs, even after it has been marketed.

Development of new technologies for manufacture, such as the EDI technology, is frequently subject to unforeseen expenses, difficulties and complications and in some cases such development cannot be accomplished. In the opinion of management, the EDI technology has demonstrated positive attributes, but any such attributes must be balanced against the lack of any substantial operating experience, the existence of established companies in the water purification field with greater financial resources, experience and developed products, and unknown technological difficulties. Consequently, no assurances can be given as to if and when the product discussed above will be successfully marketed and sold.

MARKETING

The EDI point-of-use module was developed for the ultrapure light industrial segment of the water treatment market, i.e., pharmaceuticals, electronics, cosmetics, medical and research laboratories. The Company intends to sell these products through manufacturers of commercial water treatment equipment in the United States and in foreign countries where the Company's patent is in force or which have reciprocal patent treaties. The Company (and EDI Components) entered into certain licensing arrangements with two water treatment equipment companies (see "BUSINESS - License Agreements") and similar relationships are currently being discussed with other such companies.

         ULTRAPURE MARKET. The Company believes that a substantial market currently exists for EDI technology in the commercial and light industrial market sector where ultrapure water is a necessity in manufacturing and where chemically pure water is demanded for laboratory uses.

The electro-regeneration feature of the EDI technology is considered a significant advantage over existing demineralization technology. The existing EDI module will provide ultrapure water at a rate of 1/2 to 5 gallons per minute (and higher volumes in parallel formations), which is generally ample for the needs of the OEM marketers to these various end users. This model and the proposed larger scale version of the EDI will access a market segment of approximately $340 million of which $170 million is immediately accessible.

The Company does not currently intend to establish its own network of dealerships, but rather to identify and target independent operating water equipment manufacturers where the EDI technology could either be incorporated in or replace certain components in the products currently offered by such manufacturers. Discussions are presently underway with several such manufacturers.

PRODUCTION METHODS

The EDI is composed of various components. All internal parts are made of engineered thermoplastics, except the membranes, electrodes and electronics. The Company has previously purchased certain tooling and molds required for component plastic parts and intends to contract for the production of the plastic parts and electrodes for the EDI product and to purchase the membranes from outside sources. All final assembly will be completed by the Company at its Laguna Hills, California manufacturing facility. Production and assembly functions are intended to be designed with the flexibility of producing customized variations of the EDI for specialized usage.

SOURCES OF SUPPLY

The Company believes that material to build the EDI modules are readily available from at least two sources and the Company currently has two sources for all such material.

WARRANTY

The Company intends to offer a one year limited parts and labor warranty for the EDI module and may contract with others to provide warranty service. However, it has not made any arrangements with any persons to provide such service and it may not be able to locate competent persons to perform the services at an acceptable price. No assurances can be given as to whether expenses will not be significant.

LICENSE AGREEMENTS

        AGREEMENTS WITH GLEGG WATER CONDITIONING, INC.

On July 1, 1994, the Company and its former licensee (EDI Components) granted Canadian-based Glegg Water Conditioning, Inc. a non-exclusive license to use and commercially exploit the EDI technology for an initial term of ten (10) years for which Glegg paid the non-refundable sum of

$50,000. The license, which may be extended by mutual agreement, provides that Glegg pay a continuing royalty of 5% on the net sale price of all licensed products having a total system design flow rate of 100 gallons per minute and above and a 10% royalty on flow rates less than 100 gallons per minute.

In May, 1997, the Company and its former licensee entered into an Amended and Restated Technology Licence Agreement providing Glegg with a paid-up license for a lump sum payment of $125,000 to EDI Components. The amended agreement provides Glegg the right to sublicense its subsidiaries and affiliates as well as Asahi Glass Co., LTD, with which Glegg has an on-going working relationship.

        AGREEMENT WITH POLYMETRICS

On May 3, 1995, the Company and its former licensee granted a non-exclusive EDI license to Polymetrics of San Jose, California. The terms of such license, for which Polymetrics paid the sum of $200,000, are similar to those contained in the July, 1994 Glegg agreement.

LASER MONITORING DIVISION

The technology transferred under the October 25, 1997 agreement with Wyatt Technology Corporation has (at inception) two main areas for exploitation:

(1) Detection and early warning of dangerous particulate materials such as parasites and other organisms such as bacteria, viruses, spores, etc. Also included (for future programs) would be asbestos fibers and similar materials which pose a health hazard to the consumer.

(2) Detection and early warning of dangerous soluble substances such as mutagens, carcinogens and metabolic poisons.

The latter technology area has already been confirmed, although never commercialized, during a study by Wyatt for the U. S. Army through a Small Business Innovative Research program conducted approximately a decade ago. To make the latter area into a viable product line will require the development of specialized instrumentation for the implementation of the methods developed (and patented) under that program, market studies, and the establishment of a marketing plan to target water consumer delivery agencies (municipalities). Although this market may well represent a major opportunity (on a worldwide basis) for future growth of the Company's consumer market products, the current instrumentation and software available from the Wyatt transfer appears to provide a more immediate path to developing the parasite detection concept for the technology. It is for this reason that the Company's initial emphasis will be to conduct a feasibility study for the detection and monitoring of parasites, primarily Cryptosporidium and Giardia(1), in drinking water sources. Since these parasites form cysts that

----------
(1) Cryptosporidium (Cryptosporidium parvum) and Giardia (Giardia lamblia) are water borne protozoan parasites which contaminate water sources such as wells, rivers, steams, and lakes, generally through animal and fowl fecal deposits.

have a protective shell, they are particularly dangerous and difficult to remove as they are resistant to normal treatment levels of chlorine.

The Center for Disease Control ("CDC") and the Environmental Protection Agency ("EPA") have developed a national "surveillance system" to monitor and track the incidences of water borne diseases. However, this system relies upon standard water sample gathering and analysis and recognition of outbreaks after they occur. According to the CDC and EPA, in 1993 and 1994 alone, there were over 30 outbreaks of water borne diseases. In a Milwaukee incident, over 400,000 people (more than half of the total population of the City) became ill, with more than 4,000 hospitalized and 100 deaths. Particularly susceptible were immunocompromised persons.

The current method for water quality sampling is labor intensive, expensive, sporadic, time consuming, and results are untimely for corrective action. In the monitoring for bacteria or parasite detection, for example, workers will collect samples at distribution points, influent points or effluent points. These samples will then be transported to laboratories that are equipped to provide detection and identification of the contaminants in question. Samples are then either incubated on various media or physically separated to allow for microscopic visual identification by trained technicians. Standard turn-around time for information is one to two days, although some tests can often be run in as little as a few hours. Expenses increase dramatically if quick (few hour) turn-around is requested or required.

This method of "surveillance" is recognized as woefully inadequate by the water industry. While it serves to provide incidence statistics, it is operationally ineffective since problems are detected after dangerous levels of contamination have already been reached. By the time positive detection is made, it is not possible to take corrective action to prevent exposure. Corrective actions are limited to gross and often overblown solutions such as general boil orders or a total water system shut-down. These actions serve to only limit the initial outbreaks, rather than to prevent them.

A system that would provide for "real-time" contaminant detection and monitoring could prevent or limit outbreaks, saving lives and money in the process. The availability of this technology would clearly represent a leap forward in water delivery and monitoring. Under the guidance of Dr. Gregory M. Quist, using the instrumentation and (some) software acquired through the Wyatt transfer, the Company will seek to develop software and analytical packages to confirm that the multiangle light scattering ("MALS") measurements of individual Cryptosporidium and Giardia cysts can be identified with a certainty greater than 90% in the presence of various background algal species. The proposed system would monitor the MALS properties of each particle passing through the detector region and the software program would examine the measurements and decide whether or not the particle was one of the two test parasites.

Potential customers for the proposed system would include local water utilities, both private and municipal; state water utilities and water quality and health agencies; Federal government agencies such as EPA, DoD, DoE, CDC; wastewater treatment plants; ground water and well users; and potentially, as the cost of the sensors and system decrease, homeowners.

Based on a very preliminary evaluation of market needs and the size and number of potential customers, the market size is estimated to be greater than $200 million per year. Detailed market validation has not been completed; however, management believes that this estimate is conservative. Concurrent with conducting the phase one feasibility program, the Company intends to conduct a more comprehensive market study for this proposed drinking water monitoring system. See "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement."

COMPETITION

The Company's EDI technology competes with only three principal competitors: on-site regeneration, service deionization and electrodeionization. U.S. Filter licensed electro-deionization technology from Millipore Corporation of New Bedford, Mass. in 1989 and continues to work closely with its technical staff. U.S. Filter manufactures and markets electrodeionization systems for the high purity industrial segment with capacities ranging from 20 liters/hours to 25 gallons/minutes. Compared to the Company's point-of-use EDI technology, the U.S. Filter (Ionpure) equipment is more expensive, but still offers substantial operating cost savings over service deionization. Comparison tests have shown that the EDI technology is also more efficient than the Ionpure product, resulting in a lower operating cost.

The technology directly competitive with electro-deionization is service deionization. The service deionization industry is composed of a few larger companies such as Arrowhead Industrial Water, Polymetrics, and Continental Water, as well as hundreds of smaller entities, some of which are dealerships of Culligan and other water conditioning companies. The EDI unit can reduce operating costs of producing high purity water by up to 40% in comparison to service deionization. The marketing challenge for the Company will be to convince water equipment manufacturers to utilize the EDI technology rather than conventional ion exchange resin deionization. With service deionization, the customer does not have to purchase capital equipment as he does with EDI, so the service deionization system can be upgraded or down-sized with no substantial cost to the customer. The customer pays for the water on either a cost-per-gallon basis, or a cost-per-regeneration basis. Regeneration is done at the service company's facility so that the customer does not have to handle or dispose of chemical waste.

Many companies in the water treatment market are established in the field, including the well-known firms mentioned above and others. All of such companies are larger and better financed than the Company, have established products and an established customer base and can accordingly devote more resources to research and development, production and marketing activities. In addition, it is possible that the water purification industry may be the subject of technological innovation or other factors which may attract additional competition in the future. The Company believes, however, that the patents for the EDI technology and its technical know-how may be significant in its ability to compete.

With regard to the Company's proposed drinking water monitoring product, there are established methods of water quality testing currently employed by local and state water utilities, both private and municipal. However, these methods are labor intensive, expensive and time consuming and do not provide the near "real time" monitoring capabilities which the Company's product, if it can be developed, would purport to offer.

PATENTS AND LICENSE AGREEMENT

Certain technology used by the EDI technology is covered by U.S. Patent No. 4,465,573, issued on August 14, 1984, to Harry M. O'Hare, Sr. Corresponding patent applications have been filed in certain limited foreign countries. A new patent application was filed in September, 1988 and in connection therewith U.S. Patent No. 4,964,970 was granted on October 23, 1990 on design improvement features of the basic technology patented in 1984. These improvements involve upgrades of various components, including ion permeable membranes, manifolds (front and rear), and product water and waste water compartments. Such improvements will increase performance quality and decrease production costs. The existence of patents for the EDI technology may not provide any meaningful protection for the Company because of technological changes, the decision of courts not to uphold all or part of a patent, or because of the limited financial resources which may be available to the Company to enforce its patent rights. The patent does not cover the technology used to make the ion permeable membranes or the anodes. The Company regards such technologies as trade secrets. However, since such technologies are not patented, others could attempt to copy such technologies to the potential detriment of the Company.

The Company has not secured a registered trademark or trade name for the "EDI".

Harry M. O'Hare, Sr., the inventor of the EDI technology, entered into a License Agreement with the Company and HOH, Inc., dated October 30, 1986. The License Agreement grants to the Company an exclusive worldwide license to manufacture, use and sell the EDI technology and other water purification products covered by the current patent and any improvements thereon or under corresponding foreign patents for the life of such patents. Under the terms of the License Agreement, the Company is obligated to pay to the individuals who have royalty rights in the EDI technology, a royalty of approximately $42.50 for each EDI technology system, which has a capacity of from six to twenty gallons per minute, sold or placed in service by the Company and its licensees during the life of the patent. Royalties of approximately $9.00 per such EDI technology are also payable until a maximum of approximately $525,600 is paid at which time such additional royalties will terminate. Royalties of approximately 2.05% of the net sales price are also payable on EDI products of other flow rates. In May, 1987, Mr. O'Hare assigned all of his interest, including rights to future royalties, in the patent covering certain parts of the EDI technology to the Company.

On January 21, 1988, the Company and Harry M. O'Hare, Sr. entered into an Invention Assignment Agreement for certain payments wherein Mr. O'Hare assigned to the Company his entire right, title and interest in and to an Improved Compact Water Purification System and an Improved Compact Low Volume Water Purification System, both of which are point-of-use products designed to remove certain contaminants from solution on demand at flow rates under 1 gallon per minute. In September, 1988, an application for a U.S. patent was filed on the Compact Low Volume Water Purification System and in October, 1990, U.S. Patent No. 4,964,970 was granted thereon. The Company's point-of-use EDI technology incorporates claims covered in both the original U.S. Patent No. 4,465,573 and the patent for the Improved Compact Low Volume Water Purification System (Patent No. 4,964,970).

In July, 1992, the Company granted an exclusive worldwide license to EDI Components for the manufacture and sale of EDI products. Such license was terminated in August, 1997. See "RECENT SIGNIFICANT DEVELOPMENTS - License Termination Agreement."

For a description of the Wyatt license, see "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement."

GOVERNMENT REGULATION

Pursuant to a statute in the State of California, effective in July, 1991, certain commercial/residential water treatment products must be certified (tested) by the California Department of Health Services or certain approved private facilities that each performs according to the claims made by the seller in order to be able to sell such proposed product in California. In addition, another California statute makes it illegal to make any false claims in connection with the sale of any water treatment product.

The Company believes that the EDI ultrapure industrial technology, which has been licensed to Electropure, Inc., is not subject to the above statute; however, some industrial applications of the EDI point-of-use technology, i.e., hospitals, will require approval by Underwriter's Laboratory or equivalent organization. The Company will seek all necessary approvals or certifications.

EMPLOYEES

As of November 11, 1997, the Company employed six full-time employees, of which three were engaged in development, production and design and three in administrative, marketing and clerical functions. Dr. Gregory Quist, who will commence employment with the Company on December 1, 1997, will be engaged in research and development of the Company's proposed drinking water monitoring product based on the Wyatt technology acquired in October, 1997 (see "BUSINESS Laser Monitoring Division"). In order to implement its proposed business, the Company will have to hire additional employees in 1998, particularly manufacturing and marketing employees. However, the Company cannot predict with any certainty when it will hire such personnel. The Company believes that its relationship with its employee is good and it is not a party to any collective bargaining agreement. The future success of the Company will be dependent upon its ability to attract and retain qualified personnel.

PROPERTIES

The Company currently leases, from an unaffiliated third party, a 5,600 sq. ft. facility in Laguna Hills, California on a month-to-month basis at a rental of $3,892 per month. The Company believes that this facility is adequate to accommodate its requirements temporarily until it can relocate to its new facility in Laguna Hills. The Company has negotiated (and will execute by the end of November, 1997) a lease with an option to purchase a 30,000 sq. ft. facility in Laguna Hills and will pay a gross (including taxes, insurance and major repairs) lease payment of $16,000 per month beginning February 1, 1998. The Company intends to sub-lease approximately 10,000 sq. ft. of such facility to offset approximately $6,500 of such monthly rental.

-------------------------------------------------------------------------------
                                   LITIGATION
-------------------------------------------------------------------------------

PUERTO RICO

In July, 1993, the Company's subsidiary, HOH International, Inc., filed for protection from its creditors in the United States Bankruptcy Court, Central District of California. The petition filed by the subsidiary sought to have all of that entity's debts discharged. On November 18, 1993, such proceedings were concluded and the subsidiary was declared bankrupt and $2,979,215 in liabilities were discharged, including all dividends accrued on preferred stock held by the Economic Development Bank for Puerto Rico (the "Bank").

In October, 1996, the Company was advised that a $3 million default judgment had been rendered in June, 1996 against the Company, its bankrupt subsidiary (HOH International, Inc.) and various current and former officers and directors of such companies. The judgment also was rendered against HOH/CNM2 Enterprises and its incorporators, Carmen Morales and Radames Torres. Mr. Torres was the former president and general manager of HOH International, Inc. No personal service or notice of this action had been served upon the Company, any defendant, or their respective counsel, prior to the entry of the judgment. The lawsuit, which was brought by the Economic Development Bank for Puerto Rico (the preferred stockholder in HOH International, Inc.) in February, 1993 in the San Juan Superior Court, alleged that the Company, its subsidiary, and the officers and directors of both, breached their fiduciary duty in entering into a distribution agreement with HOH/CNM2 Enterprises which ultimately led to the dissolution of the subsidiary, all to the detriment of the Plaintiff. In April, 1997, the Court denied a motion to set aside the above judgment based upon the defendants' claim of lack of notice and inadequate service of process.

In May, 1997, the Company and its licensee, EDI Components, entered into a settlement agreement with the Economic Development Bank to satisfy the above $3 million judgment on behalf of all of the defendants, in exchange for the issuance to the Bank of 100,000 shares of common stock and 100,000 five-year warrants to purchase common stock at $1.00 per share. The Company also issued, in conjunction with EDI Components, a 10% Convertible Term Note in the sum of $12,000, payable within one year or upon receipt of a minimum of $300,000 in equity funding, whichever occurs first. The settlement was conditioned upon termination of the license relationship with EDI Components and realignment of the Company's Board of Directors by July 21, 1997. The Boards of Directors of both parties ratified the settlement agreement in June, 1997.

OTHER PROCEEDINGS

In December, 1993, a default judgment was rendered against the Company in the sum of $20,270 for unpaid corporate credit card charges the majority of which accrued from 1989. The lawsuit was brought in the Los Angeles County Municipal Court. During the fiscal year ended October

31, 1994, the Company paid $250 on this judgment; however, the Company has made no arrangements to satisfy this obligation as of this writing.

The Company is party to three other lawsuits claiming a total of $38,889 of past due payments. The Company and its counsel expect the Company to prevail in these lawsuits.

No assurances can be given as to the ultimate outcome of any such litigation or legal proceeding.

--------------------------------------------------------------------------------
                                   MANAGEMENT
--------------------------------------------------------------------------------


DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of Electropure, Inc. are as follows:

           NAME                           AGE                POSITION
           ----                           ---                --------

William F. Farnam                         76                 Director

Randall P. Frank                          35                 Director

Randolph S. Heidmann                      46                 Director

William H. Lee                            57                 Director

Floyd H. Panning                          69           Director, President and
                                                       Chief Executive Officer

Catherine Patterson                       45           Chief Financial Officer
                                                            and Secretary

WILLIAM F. FARNAM, 76, was named to the Board of Directors on August 5, 1997. Mr. Farnam served for 20 years as Public Works Director and City Engineer for the City of Inglewood, California and went on to become the Assistant City Manager there before he retired. Mr. Farnam is a Registered Professional Civil Engineer in the State of California and received a Bachelor of Science Degree in Electrical Engineering from the University of Southern California and is a Management Studies Graduate from the University of California at Los Angeles.

RANDALL P. FRANK, 35, joined the Board of Directors on October 25, 1997. Mr. Frank, is the son of Anthony M. Frank, who is the former Postmaster General of the United States and is a substantial shareholder in the Company. Randall Frank is engaged as an insurance underwriter with Five Star Managers, LLC in San Francisco, California, an insurance firm whose primary business is underwriting trustees for union and corporate employee benefit plans. Mr. Frank received a B.A. degree from the University of California at Berkeley and a Masters degree in International Management from the American Graduate School of International Management ("Thunderbird").

RANDOLPH S. HEIDMANN, 46, was employed by the Company between September, 1990 and November, 1991 as an electronics instrumentation design engineer to continue development work on innovative electronic components which the Company planned to engineer into its product line. He was named to the Company's Board of Directors in September, 1991. Prior to joining the Company, he spent nine years with Teledyne Electronics where he was responsible for data acquisition subsystems design for telemetry products. He has participated in the development of a variety of consumer electronics products and custom production test equipment. Mr. Heidmann currently serves as an electrical engineer for Photonic Detectors, Inc. in Simi Valley, California. He holds a BS degree in Physics from the University of California at Davis.

WILLIAM H. LEE, 57, was named to the Board in June, 1996. Mr. Lee is the President of Scientific Sales & Marketing Services of Pasadena, California which provides marketing and sales consulting services to the bio-pharmaceutical, scientific research and other technologically driven markets. Mr. Lee has a background in microbiology and water treatment. He spent 10 years at Millipore's Water Systems and Products Divisions where he managed its $30 million Western Regional operations. Mr. Lee holds a BA in Biology from the California State University at Los Angeles.

FLOYD H. PANNING, 69, joined the Board of Directors and was engaged by the Company as President and Chief Executive Officer in August, 1997. Mr. Panning came out of retirement in April, 1992 to establish EDI Components and form a license relationship with the Company to manufacture and market the EDI technology. Prior to forming EDI Components, Mr. Panning had founded two million-dollar businesses which were sold in 1982. In 1972, he founded Formatron, Inc., a manufacturer of rotational molded plastic products such as plating and chemical storage tanks, and many other polyethylene and polypropylene containers. In 1963, he acquired Mills Engineering Co., a manufacturer of high quality aluminum products. As owner/operator he expanded the firm from a limited local sales organization by establishing major national and international accounts with Fortune 100 companies and major municipalities.

CATHERINE PATTERSON, 45, became Secretary of the Company in May, 1989, was Assistant Secretary from May, 1986 to May, 1988, held the position of Treasurer from August, 1984 to February, 1986, and was a director for a short time in 1984. In June, 1990, she became Chief Financial Officer of the Company. From 1971 until joining the Company in 1981, she was a legal secretary for various Michigan law offices, including General Motors Corporation, where she dealt closely with various corporate sectors and counsels throughout the United States and Puerto Rico and portions of Canada and South America.

Directors serve until the next Annual Meeting of Shareholders when their successors are elected and qualified. Mr. Panning has a right to nominate one director of the Company. See "MANAGEMENT - Employment Agreement." Officers, subject to any employment agreements, serve at the pleasure of the Board of Directors.

KEY EMPLOYEES

RONALD J. O'HARE, 49, resigned from the Board of Directors in August, 1997 after having served since May, 1987. Mr. O'Hare worked for the Company from December, 1986 through June, 1992, at which time he joined EDI Components as Vice President of Operations. In August, 1997, when the license arrangement between the Company and EDI Components terminated, Mr. O'Hare rejoined Electropure, Inc. as its Manager of Engineering and Product Design. Prior to joining the Company in 1986, Mr. O'Hare was with the service division of Culligan Water

Conditioning for 14 years where he supervised the design, installation and repair of domestic and industrial water purification systems. Mr. O'Hare has extensive experience in water treatment applications, including cooling towers, boiler feedwater, ultraviolet, deionization and reverse osmosis systems. Ronald O'Hare is the son of Harry M. O'Hare, the Company's founder, and was instrumental in the development of the current design of the Company's EDI technology.

GREGORY M. QUIST, PHD, 41, will join the Company on December 1, 1997 as General Manager of the newly-created Laser Monitoring Division of Electropure, Inc. Dr. Quist will head the Company's efforts to develop "real time" laser-based drinking water quality monitoring systems derived from the Technology Transfer Agreement signed with Wyatt Technology Corporation on October 25, 1997. Dr. Quist has an extensive background in the fields of water and airborne particle detection and was directly involved in the earlier developments at Wyatt Technology of its proprietary multiangle laser light scattering techniques. He leaves his position as Vice President and Director of Technology Applications at Science Applications International Corporation ("SAIC") in San Diego, where he was responsible for a variety of spin-off businesses based on SAIC technology. Dr. Quist received a B.S. degree from Yale University in Astronomy and Physics and a PhD from the University of California at Santa Barbara in Applied Theoretical Physics.

MANAGEMENT COMPENSATION

Until August 14, 1997, the Company did not have a Chief Executive Officer and had only one executive officer whose annual compensation was less than $100,000 per year. Floyd Panning, the Chief Executive Officer of the Company, is being compensated since August 14, 1997 at the rate set forth in his Employment Agreement with the Company that is described under "MANAGEMENT - Employment Agreement." The Company has no stock option or other forms of compensation plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company does not have a compensation committee or other committees of the Board of Directors performing similar functions. Compensation of executive officers is determined by the Board of Directors. The Board of Directors negotiated Mr. Floyd Panning's Employment Agreement, whereby he became President and Chief Executive Officer of the Company, in connection with the License Termination Agreement with EDI Components and Mr. Panning assuming such positions with the Company.

EMPLOYMENT AGREEMENT

On August 14, 1997, the Company entered into a five-year Employment Agreement (effective August 5, 1997) with Floyd Panning engaging him as the Company's President and Chief Executive Officer. Mr. Panning has the unilateral option to extend such employment for a period of two (2) years. The Agreement provides Mr. Panning with five weeks' vacation, the use of a Company car and cellular telephone and participation in any benefit programs offered by the

Company (none at this time). Pursuant to the terms of the Employment Agreement, Mr. Panning was granted 125,000 warrants to purchase Common Stock at $0.28125 per share. Such warrants are exercisable in increments of 25,000 annually commencing with the date of the agreement. The Employment Agreement also provides for the following:

      (a) A base monthly salary of $6,500 increasing to $8,000 per month once the Company has realized a minimum of $1 million in financing. Each year thereafter, the base salary shall automatically increase by an amount equal to five (5%) percent.

      (b) Upon realizing the above minimum financing, the Company has agreed to reimburse Mr. Panning for certain wages deferred while he was employed at EDI Components (a total of $63,700 was deferred). A $25,000 promissory note issued by Mr. Panning, in consideration for his exercise of 50,000 warrants to purchase Common Stock at $0.50 per share, will be satisfied (including accrued interest) with such deferred wages, net of normal federal, state and local income and payroll taxes. Mr. Panning agreed to waive any remaining balance of deferred wages after payment of such promissory note.

      (c) Mr. Panning has the right to nominate, subject to shareholder approval, one person to the Company's Board of Directors during the term of his employment. In the meantime, Mr. Panning has been named to the Company's Board of Directors.

      (d) Mr. Panning may, without cause, terminate his employment and retain the right to the following percentage of his base monthly salary:

           YEAR OF                     PERCENT
         TERMINATION                  OF SALARY
         -----------                  ---------
              1                          60%
              2                          70%
              3                          80%
              4                          90%
              5                         100%
              6                          0%
              7                          0%


      (e) Any termination of employment by the Company shall immediately vest all 125,000 warrants granted to Mr. Panning under the employment agreement. In addition, termination by the Company of Mr. Panning's employment without cause, shall automatically accelerate the issuance of Additional Shares due EDI's investors under the License Termination Agreement at the then fair market value; provided, however, Mr. Panning's successor has not been approved by simple majority vote of such EDI Components' investors (excluding Mr. Panning).

COMPENSATION OF DIRECTORS

In August, 1997, the Company authorized an annual issuance of 10,000 ten-year warrants to purchase Common Stock to each Director for service to the Company. Such warrants are granted at a 25% discount to the fair market value of the Common Stock as of the date of grant. In August, 1997, 10,000 warrants to purchase Common Stock were issued to each of the five (5) Directors of the Company (including Ronald J. O'Hare, who has subsequently resigned, and Mr. Floyd Panning, who joined the Board in August) at the rate of $0.375 per share.

-------------------------------------------------------------------------------
                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
-------------------------------------------------------------------------------

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of November 12, 1997, with respect to the Common Stock, Class B Common Stock, and Convertible Preferred Stock owned by the only persons known by the Company to own beneficially 5% or more of any such classes of stock, by each director and by all directors and officers as a group.

                                    Common                 Class B             Convertible                % of
                                     Stock       % of      Common      % of     Preferred     % of       Voting
          Name**                    (1)(2)       Class      Stock      Class    Stock (3)     Class     Power (4)
--------------------------           -----       -----     ------      -----    ---------     -----     ---------
William F. Farnam                   54,000          *          -          -         -            -         *

Anthony M. Frank
320 Meadowood Court
Pleasant Hill, CA 94523          2,037,083        21.9%        -          -         -            -       16.2%

Randall P. Frank                   394,121         4.2%        -          -         -            -        3.1%

Randolph S. Heidmann                10,000          *          -          -         -            -         *

William H. Lee                      10,000          *          -          -         -            -         *

Harry M. O'Hare, Sr.
2035 Huntington Dr. #1
S. Pasadena, CA 91030                4,575          *         83,983     100%     931,629     35.8%      12.8%

Floyd H. Panning
23251 Vista Grande, Suite A
Laguna Hills, CA 92653             566,892         6.1%        -          -        7,500        *        4.6%

Wyatt Technology Corporation
802 E. Cota Street
Santa Barbara, CA 93103          2,100,000        22.6%        -          -            -        -       16.7%

All officers and directors
as a group (6 persons)           1,097,125        14.1%        -          -       10,406        *        8.8%

----------
*   Less than 1%
**  Includes address of five percent or more shareholders of any class.

(1) Excludes shares of Common Stock issuable upon conversion of Class B Common Stock, which carry eight (8) votes per share. If such shares of Common Stock were included, Mr. O'Hare and all officers and directors, as a group would own 88,558 shares (1.0%) and 1,097,125 shares (11.7%) of Common Stock, respectively.

(2) Includes currently exercisable warrants or options to purchase an aggregate of 1,507,937 shares of Common Stock.

(3) The Convertible Preferred Stock was convertible into Common Stock only if certain earnings or market prices of the Common Stock were achieved prior to October 31, 1990. Such earnings and market prices were not achieved and commencing January 31, 1991, the Company was required to redeem such shares at $0.01 per share. The Company intends to redeem the Convertible Preferred Stock when it has the funds and can legally do so under California law.

(4) Reflects the voting rights of the Common Stock and Convertible Preferred Stock, each of which carries one (1) vote per share, and Class B Common Stock, which carries eight (8) votes per share.

In 1989, the Company issued 40,000 shares in the name of its subsidiary, HOH International, Inc. as collateral for $200,000 in bank loans. Such shares are not treated as outstanding for purposes of the above table or the total outstanding shares of Common Stock of the Company.

In order to comply with conditions imposed by the Commissioner of Corporations of the State of California (the "Commissioner"), in connection with the public offering of Units in June, 1987, Harry M. O'Hare, Sr. and Sandra O'Hare (Mr. O'Hare's former late wife) have agreed that until such conditions are lifted by order of the Commissioner, all the shares of Class B Common Stock and Convertible Preferred Stock held by them (except for 107,848 shares of Convertible Preferred Stock issued in July, 1988 to Harry M. O'Hare, Sr.) and any Common Stock received upon conversion of the Class B Common Stock and Convertible Preferred Stock, will be subject to the following conditions (which shall be referenced in a legend on the certificates for such shares):

(1) such shares will not participate in dividends, other than stock dividends;

(2) such shares will not participate in any distribution of assets in the event of liquidation; and

(3) such shares may not be transferred without prior written consent of the Commissioner except for transfer pursuant to order or process of any court.

The issuance of an order lifting such conditions is in the sole discretion of the Commissioner. However, under the Commissioner's Rules, such an order will generally be issued when the Company has demonstrated a satisfactory earnings record, as defined in such Rules, and the Company understands that in practice such an order will also be issued in the event of a merger, consolidation, or liquidation in which the holders of the Common Stock have received a satisfactory return on such shares.

--------------------------------------------------------------------------------
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

MR. WILLIAM FARNAM

On October 31, 1997, Mr. Farnam exercised 44,000 warrants to purchase Common Stock at $0.50 per share. Such warrants, which were scheduled to expire at 5:00 P.M. on October 1, 1997, had been assigned to Mr. Farnam by various investors of EDI Components.

MR. ANTHONY FRANK

In February, 1996, Mr. Frank loaned EDI Components an additional $500,000 and received, as partial consideration therefor, a security interest in the Company's patents and 300,000 warrants to purchase the Company's common stock at $2.25. Such warrants were not subject to the Company's recent reverse stock split and are exercisable until February, 2001. Mr. Frank had the right and elected on June 2, 1997 to convert such loan, plus $38,056 in accrued but unpaid interest, into the common stock of the Company at a 25% discount to Fair Market Value for the thirty consecutive trading days prior to conversion. Such conversion resulted in the issuance of 1,717,484 shares of the Company's common stock, 319,202 of which shares were sold by Mr. Frank to Floyd Panning, President of EDI Components, at his cost of $100,000. An additional 319,202 of such shares were sold by Mr. Frank to his son, Randall Frank, at cost.

Between December, 1996 and April, 1997, Mr. Frank loaned EDI Components an additional $150,000 at 10% interest. Mr. Frank had the right to convert said loans into common stock of the Company and in August, 1997 converted such loans, plus $7,110 in accrued interest, into 418,906 shares of the Company's Common Stock at the rate of $0.375 per share. On October 7, 1997, Mr. Frank sold, at his cost, 200,000 of such shares to his adult daughter, Tracy F. Frank (100,000 shares), and to Ronald J. O'Hare (50,000 shares) and Catherine Patterson (50,000 shares). Mr. O'Hare is currently employed by the Company and formerly served as a Director until August 14, 1997. Ms. Patterson currently serves as Corporate Secretary and Chief Financial Officer of the Company.

On August 14, 1997, Mr. Frank received 25,000 shares of Common Stock, valued at $2.00 per share, as part of an initial issuance of shares to the investors of EDI Components in accordance with the terms of the License Termination Agreement entered into between Electropure and that company.

On October 1, 1997, Mr. Frank assigned, at no cost, warrants to purchase 4,000 shares of the Company's Common Stock at $0.50 per share to Mr. William Farnam, a Director of the Company, who subsequently exercised same. Such warrants were scheduled to expire at 5:00 P.M. on October 1, 1997.

MR. RANDALL FRANK

On August 14, 1997, Mr. Frank received 25,000 shares of Common Stock, valued at $2.00 per share, as part of an initial issuance of shares to the investors of EDI Components in accordance with the terms of the License Termination Agreement entered into between Electropure and that company.

MR. PANNING

On August 14, 1997, Mr. Panning received 50,000 shares of Common Stock, valued at $2.00 per share, as part of an initial issuance of shares to the investors of EDI Components, in accordance with the terms of the License Termination Agreement entered into between the Company and EDI Components. Mr. Panning was the founder, the President and a principal shareholder of EDI Components.

Also on August 14, 1997, pursuant to the terms of a five-year Employment Agreement entered into with the Company, Mr. Panning was granted 125,000 ten-years warrants to purchase Common Stock at $0.28125 per share. Such warrants are exercisable in increments of 25,000 each year on a cumulative basis.

Concurrent with the execution of the above employment agreement, Mr. Panning was named to the Company's Board of Directors.

On August 22, 1997, Mr. Panning exercised his right to purchase 50,000 shares of the Company's Common Stock at $0.50 per share. Mr. Panning issued a Full Recourse Promissory Note for the $25,000 purchase price, secured by the shares, payable once the Company has reimbursed Mr. Panning for wages he deferred while employed by EDI Components. Of the warrants exercised, 40,000 had been issued pursuant to the July, 1992 license arrangement between the Company and EDI Components whereby the Company issued warrants to all investors in EDI Components in conjunction with their capital investment in that entity. The balance of 10,000 warrants exercised had been issued to Mr. Panning in February, 1993 as a bonus for services rendered to the Company.

WYATT TECHNOLOGY CORPORATION

The Company issued 2,100,000 shares of Common Stock to Wyatt Technology Corporation pursuant to a Technology Transfer Agreement entered into on October 25, 1997. See "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement."

MISCELLANEOUS

The Company's Board of Directors has adopted a policy that no transaction between the Company and any officer, director, employee or members of their family shall be entered into without the full disclosure of such transaction to and the approval of such transaction by the non-interested members of the Board of Directors. Furthermore, no agreements will be entered into regarding royalties, distributorships, supply agreements, sales agreements, the borrowing of money or the sale or granting of securities or options or the leasing or buying of property by the Company (exclusive of routine supply or sales agreements not exceeding $25,000), or any other type of contract over three months or $50,000 without the approval of the Board of Directors.

--------------------------------------------------------------------------------
                              SELLING SHAREHOLDERS
--------------------------------------------------------------------------------

The following table shows the names and positions, if any, with the Company of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them as of November 12, 1997, the number of shares covered by this Prospectus and the number of shares (and percentage, if over 1%) such individuals would beneficially own if all of the shares covered by this Prospectus were fully sold:



--------------------------------------------------------------------------------------------------------------
                                                                     NUMBER OF         AFTER
                                                NUMBER OF             SHARES          OFFERING
                               NUMBER OF         SHARES             OWNED AFTER      PERCENT OF
NAME AND POSITION                SHARES        COVERED BY              THIS          CLASS, IF
WITH COMPANY, IF ANY            OWNED(1)       PROSPECTUS           OFFERING(1)   GREATER THAN 1%
--------------------------------------------------------------------------------------------------------------
Adams, Ray                      15,494       15,494
Addison, John                    3,612        3,612(2)
Aguirre, Gilbert G              37,500       37,500(2)
AM-FM Enterprises                1,112        1,112(2)
Amato, Frank L                     500          500(2)
Arndt, Douglas                   2,000        2,000(2)
Austin, Jackson                  1,250        1,250(2)
Azzalino Trust, William         12,354       12,354
Barber, George                   2,223        2,223(2)
Barrett, Robert                  1,250        1,250(2)
Belk, John                       3,335        3,335(2)
Bias, Alan                         556          556(2)
Bone, Alan                         223          223(2)
Boston, E. A                     1,112        1,112(2)
Brown, Michael                   1,112        1,112(2)
Campbell, Eric                     667          667(2)
Carrillo, Ciro                  84,167       84,167(2)
Clanin, Thomas                     625          625(2)
Crosson, Albert                  1,250        1,250(2)
Cruver, James E. -
  Former Director
  and Former President           1,612        1,612(2)
Cummus, Ann                      1,112        1,112(2)
Curtis, Tom                        250          250(2)
Danna, Gay                         445          445(2)
Dargenzio, Alfonso             150,667      150,667(2)
Dargenzio, Raymond                 223          223
Dargenzio, Richard                 890          223          667
Das, Philip                        625          625(2)
Davidson, Frances D              2,000        2,000
Dennis Family Trust             26,000       26,000
Dennis, Lawrence                 2,000        2,000
Dhawan, Gil K                   45,834       45,834
Economic Development Bank
  for Puerto Rico(3)           200,000      200,000(2)

--------------------------------------------------------------------------------------------------------------
                                                                                     NUMBER OF         AFTER
                                                                NUMBER OF             SHARES          OFFERING
                                              NUMBER OF          SHARES             OWNED AFTER      PERCENT OF
NAME AND POSITION                               SHARES         COVERED BY              THIS          CLASS, IF
WITH COMPANY, IF ANY                           OWNED(1)        PROSPECTUS           OFFERING(1)   GREATER THAN 1%
--------------------------------------------------------------------------------------------------------------
Egan, William                                      667              667(2)
Ensch, Thomas                                      125              125(2)
Farnam Living Trust - Director(4)               54,000           54,000(2)
Fiducia Trading Co. - Former Director            2,223            2,223(2)
Fishman, Richard L                              21,112           21,112(2)
Fleming Profit Sharing Plan                     77,500           75,000(2)          2,500
Fleming, Ana Leigh                               8,750            7,500             1,250
Fleming, Michael W                               5,000            5,000
Fleming, Terry L                               172,500          147,500(2)         25,000
Fleming, Terry L., Jr                            5,000            5,000
Fonmin, John L                                   2,446            1,112(2)          1,334
Foti, A. Bert                                    4,446            1,112(2)          3,334
Foti, Andrew                                     4,446            1,112(2)          3,334
Frank, Anthony M.(4)                         1,968,874        1,823,040(2)        145,834          1.6%
Frank, Randall P. - Director(4)                390,564          366,564(2)         24,000
Frank, Tracy F                                 138,862          124,862(2)         14,000
Frisenda, Frank                                 25,000           25,000(2)
Frisenda, Quinton & Nicholson                    8,696            8,696
Givner, Ronald P                                25,000           25,000(2)
Hamera, Tracy Carlyle                            5,000            5,000
Hartley, E. Dale - Former Director             316,759          238,900            77,859
Heidmann, Randolph S. - Director(4)             10,000           10,000(2)
Hughes, Martin                                   1,112            1,112(2)
Illes, Steve G                                  51,112           51,112(2)
Jepson, Joanne                                     556              556(2)
Kearns, Jeanne M                                   500              500(2)
Kwan Pension Plan                                1,181            1,181(2)
Kwan Profit Sharing Plan                         1,181            1,181(2)
Landrace Corporation                             4,446            1,112(2)          3,334
Lee, William H. - Director(4)                   10,000           10,000(2)
Link, F. Steven                                  2,788              556(2)          2,232
Littlewood, Ken                                  1,112            1,112(2)
Lupo. Vince                                      1,112            1,112(2)
Martinez, Susan                                    446              112(2)            334
Meier, Lon                                         223              223(2)
Metals Precision Co.                             1,212              303(2)            909
Meylor, Tom                                        334               63(2)            271
Mihama Corporation                             150,000          150,000(2)
Nance, Edward                                    4,446            1,112(2)          3,334
Neff, Merlin L                                   8,940            2,223(2)          6,717
Nemerovski, Harold                               4,446            1,112(2)          3,334
O'Connell, George                               75,000           75,000(2)
O'Hare, Harry M. - Former Director
  and Former Chief Executive
  Officer(5)                                     4,575            2,075(2)          2,500
O'Hare, Ronald J. - Former Director
  and Design Engineer(4)                        84,500           79,500(2)          5,000
Ovando, Paul J. - Former Director               66,647           48,807(2)         17,840
Panning, Floyd - Director, President
  and Chief Executive Officer(4)               564,202          564,202(2)



--------------------------------------------------------------------------------------------------------------
                                                                                NUMBER OF         AFTER
                                                           NUMBER OF             SHARES          OFFERING
                                          NUMBER OF         SHARES             OWNED AFTER      PERCENT OF
NAME AND POSITION                           SHARES        COVERED BY              THIS          CLASS, IF
WITH COMPANY, IF ANY                       OWNED(1)       PROSPECTUS           OFFERING(1)   GREATER THAN 1%
--------------------------------------------------------------------------------------------------------------
Patterson, Catherine - Secretary
  and Chief Financial Officer(4)            62,112           62,000(2)              112
Pett, Robert A                             104,929          104,929(2)
Powell, Charles                             16,973            7,500(2)            9,473
Quist, Gregory - General Manager           300,000          300,000(2)
  Laser Division(4)
Reason, Robert                              37,500           37,500(2)
Roman Catholic Bishop of
  Orange County                                575              575
Romig, Richard                               1,815            1,250(2)              565
Schaeffer, Richard                             788               88(2)              700
Schmitt, Daryl                               4,446            1,112(2)            3,334
Shani, Ruth - Admin. Asst                   12,000           12,000(2)
Sikora, Thaddeus S                           1,875            1,875(2)
Skalski, Ken                                   556              556(2)
Smith Trust, Dorothy                        20,000           20,000
Smith, Douglas D                             5,000            5,000
Smutko, John                                 1,100            1,100(2)
Spencer, Charles                             2,223            2,223(2)
Sugarman Family Partnership                 35,000           25,000              10,000
Tarlow Family Trust                         88,279           54,167              34,112
Tarlow, Herbert D                           31,432           18,210(2)           13,222
Textile Apparel Corp.                        1,112            1,112(2)
Thorp, Carolyn                               3,036            3,036
TNKRGK Family Trust                          2,362            2,362(2)
Traub, Gordon                                6,243            1,112(2)            5,131
Vardiabasis, Demos                           3,036            3,036
Veraldi, William                             1,112            1,112(2)
von Leesen, John                            21,918           12,918(2)            9,000
Waldman Family Trust                       115,157          115,157(2)
Waldman, Jill                                1,250            1,250(2)
Wenc, Henry S                                2,625              625(2)            2,000
White, Bryan L                               1,000            1,000(2)
White, Kevin C                               1,000            1,000(2)
White, Kristi, A                             1,000            1,000(2)
White, Leroy - Production Manager           20,000           20,000(2)
White, Sally J                               1,000            1,000(2)
Whiting, Mikel                               1,112            1,112(2)
Winokur Water Trust                         72,334           72,334
Worley, Samantha L                           1,000            1,000(2)
Wyatt Technology Corporation(6)          2,100,000          630,000           1,470,000                 15.8%
Yamada, Kenneth                                938              938(2)
                                         ---------        -----------         ---------
                                         7,972,879           6,070,313        1,902,566
                                         ---------        ------------        ---------

(1) Includes shares currently issuable upon exercise of options or warrants or exercisable within 60 days of the date hereof. Excludes Class B Common Stock and Convertible Preferred Stock owned by the Selling Shareholders.

(2)     Includes Common Stock underlying options or warrants.

(3)     See "LITIGATION" - Puerto Rico."

(4) See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "MANAGEMENT - Directors, Officers and Key Employees."

(5) Through ownership of Common Stock, Class B Common Stock and Convertible Preferred Stock, Mr. O'Hare controls 12.8% of the voting power of Electropure, Inc. See "PRINCIPAL SHAREHOLDERS."

(6)     See "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement."

The sale of common stock may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholder) in the over-the-counter market or in negotiated transactions, through the writing of options on the common stock, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Shareholder sells his, her or its shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Shareholder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

The Selling Shareholders may effect transactions in their common stock by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase the Selling Shareholder's shares as principals and thereafter sell such securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.

The Selling Shareholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Act.

The Selling Shareholders have been advised that during the time each is engaged in "distribution" (as defined under Regulation M under the Securities Exchange Act of 1934, as amended) of the securities covered by this Prospectus, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; and (ii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Shareholder who may be "affiliated purchasers" of the Company as defined in Regulation M have been further advised that they must coordinate their sales under this Prospectus with each other and the Company for purposes of Regulation M. Each Selling Shareholder must also furnish each broker through which common stock is sold copies of this Prospectus.

--------------------------------------------------------------------------------
                          DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

COMMON STOCK

The Company is authorized to issue up to 20,000,000 shares of $0.01 par value Common Stock. In May, 1996, the Company's shareholders approved a one-for-ten reverse stock split of its then currently outstanding Class A and Class B Common Stock. Consequently, on July 25, 1996 the currently outstanding 18,960,695 shares of Class A Common Stock were reconstituted and converted into 1,896,070 shares of $0.01 par value Class A Common Stock. The issued and outstanding shares of Common Stock and the shares being offered hereby and the shares issuable upon exercise of Warrants and options when exercised and issued, will be validly issued, fully paid and nonassessable.

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders and except as may otherwise be required by law or as set forth under "DESCRIPTION OF CAPITAL STOCK - Class B Common Stock," will vote with the holders of the Class B Common Stock and Convertible Preferred Stock as one class. Under California law, separate class voting is required for mergers or sales of substantially all the Company's assets. If, prior to the election of directors, any shareholder has given notice that he intends to cumulate his votes, then for the election of directors each shareholder may cumulate votes for any nominee, if the nominee's name was placed in nomination prior to the voting. In cumulative voting, each shareholder is entitled in the election of directors to one vote for each voting share held by him multiplied by the number of directors to be elected and may cast all such votes for a single nominee for directors or may distribute them among any two or more nominees as he sees fit.

The shares of Common Stock have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution to shareholders, subject to the liquidation rights held by the Class B Common Stock and the

Convertible Preferred Stock, and the prior rights, if any, which may be established in the future for Preferred Stock, if any. See "Description of Capital Stock Preferred Stock". Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor along with the holders of the Class B Common Stock, subject to any prior rights when may be granted in the future to holders of Preferred Stock.

As of November 12, 1997, 7,794,293 shares of the Company's Common Stock were outstanding, including 2,100,000 issued to Wyatt Technology Corporation on October 25, 1997.

CLASS B COMMON STOCK

Pursuant to the July 25, 1996 one-for-ten reverse stock split, 839,825 authorized and outstanding shares of Class B Common Stock (all of which are issued and owned by Harry M. O'Hare, Sr.) were reconstituted and converted into 83,983 authorized and outstanding shares of $0.01 par value Class B Common Stock. The Class B Common Stock, the Common Stock and the Convertible Preferred Stock vote as a single class on all matters except as required by law and except if a reverse stock split or stock split is effected on the Common Stock and a similar reverse stock split or stock split is not effected on the Class B Common Stock or if a stock dividend in Class B Common Stock is not declared equal to a stock dividend declared on the Common Stock. In the latter situations, a separate class vote of the Class B Common Stock is required.

Each share of Class B Common Stock carries eight votes per share and is entitled to non-stock dividends and liquidation payments equal to 80% of those paid on the Common Stock. The Class B Common Stock may not be transferred or assigned by the owner thereof. If a transfer is made of a share of Class B Common Stock in contravention of such restrictions, such share will automatically be converted into a share of Common Stock. Class B Common Stock will automatically convert, on a share-for-share basis, into shares of Common Stock upon the death of Harry
M. O'Hare, Sr.

CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 2,600,000 shares of Convertible Preferred Stock, $0.01 par value. In March, 1987, an aggregate of 2,492,152 shares of Convertible Preferred Stock had been issued pro rata to all of the shareholders of the then currently outstanding Common Stock and Class B Common Stock. On July 28, 1988, the balance of 107,848 Convertible Preferred Shares were issued to Harry M. O'Hare, Sr. as a bonus. Each share of Convertible Preferred Stock has one vote per share and except as otherwise may be required by law or set forth in "Description of Capital Stock - Class B Common Stock," will vote as a class on all matters with the Common Stock. The Convertible Preferred Stock is not entitled to receive any dividends, and in the event of liquidation, dissolution or winding up of the Company, each share is entitled to share ratably in all assets available for distribution at the rate equal to one share of Common Stock up to a maximum of $0.01 per share. The shares of Convertible Preferred Stock have no preemptive rights or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions with respect to such shares.

The Company did not achieve certain after-tax earnings and/or market prices and as of January 31, 1991, the Convertible Preferred Stock became redeemable by the Company for $0.01 per share as soon as the Company has the funds legally available to do so.

The Convertible Preferred Stock is not assignable or transferable (except upon death or upon approval of a majority of the members of the Board of Directors not holding shares of Convertible Preferred Stock).

PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of Preferred Stock, $1.00 par value, none of which are currently outstanding. The terms of the Preferred Stock, or any series thereof, may be determined from time to time by the Board of Directors. Such shares may be convertible into Common Stock and may have rank superior to the Common Stock in the payment of dividends, liquidation rights, voting and other rights, preferences and privileges. Future shares of Preferred Stock may be issued by the Company without submitting a proposal regarding the issuance of such shares to a vote of holders of Common Stock. The Company in the future could issue Preferred Stock in a situation designed to discourage a tender offer. The Company has no present plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer Company, 40 Wall Street, New York, New York 10005.

SHARES ELIGIBLE FOR FUTURE SALE

6,249,379 of the shares of Common Stock owned by shareholders of the Company are "restricted securities" as such term is defined in the Securities Act of 1933 (the "Act"). An aggregate of approximately 957,098 shares of Common Stock are eligible for sale under Rule 144. In general, Rule 144 permits a shareholder of the Company who has held his shares for at least one year after payment therefor to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Common Stock (currently approximately 77,943 shares) or the average weekly trading volume of such shares for the four weeks preceding the sale. Any shareholder who is not an affiliate of the Company and has not been an affiliate for the preceding three months and who has held his shares of Common Stock for at least two years after payment may sell his shares under Rule 144, without any volume limitations. If a substantial number of shares of Common Stock are sold pursuant to Rule 144, registration statements or otherwise, the price at which the shares of Common Stock are traded may be adversely affected.

--------------------------------------------------------------------------------
                                  LEGAL OPINION
--------------------------------------------------------------------------------

Jeffer, Mangels, Butler & Marmaro, LLP, 2121 Avenue of the Stars, Tenth Floor, Los Angeles, California 90067, securities counsel to Electropure, will render an opinion with respect to the valid issuance and nonassessability of the Common Stock being offered hereby. Ronald P. Givner, of counsel to Jeffer, Mangels, Butler & Marmaro, LLP, has the right, until August, 1998, to purchase 25,000 shares of Common Stock at $1.19 per share.


--------------------------------------------------------------------------------
                                     EXPERTS
-------------------------------------------------------------------------------

The Financial Statements of Electropure, Inc. (formerly HOH Water Technology Corporation) as of October 31, 1995 and 1996, and for the years in the two-year period ended October 31, 1996, included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the report of Southland Business Service, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of Southland Business Service contained explanatory paragraphs as to the Company's ability to continue as a going concern, and to the outcome of certain claims and litigation.


--------------------------------------------------------------------------------
                          CHANGE IN CERTIFYING ACCOUNTS
--------------------------------------------------------------------------------

Effective March 29, 1995, the Company's independent public accountants, Macias & Company, resigned. On May 18, 1995, the Company retained the independent accounting firm of Southland Business Service to conduct an audit of its books and records for the fiscal year ended October 31, 1994. For the Company's fiscal years ended October 31, 1992 and 1993, the financial statements were subject to going concern qualifications but were not otherwise qualified or modified as to uncertainty, audit scope, or accounting principles by Macias & Company, except as to inventory quantities and selected notes payable of the Company's subsidiary (now bankrupt). As a result of such qualification, Macias & Company did not express an opinion on such financial statements. During the two fiscal years ended October 31, 1992 and 1993, and since October 31, 1993, there were not any disagreements with Macias & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Macias & Company, would have caused it to make a reference to the subject matter of the disagreements in connection with its report, nor were there any "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K. During the two fiscal years ended October 31, 1992 and 1993, and between October 31, 1993 and May 18, 1995, Registrant did not consult with Southland Business Service on the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Registrant's financial statements or any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined above).

                    [SOUTHLAND BUSINESS SERVICE LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
Stockholders of Electropure, Inc.

We were engaged to audit the accompanying balance sheets of Electropure, Inc. (formerly HOH Water Technology Corporation) ("the Company") as of October 31, 1996, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years in the two-year period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows for the years ended October 31, 1995 and 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Electropure, Inc. will continue as a going concern. As discussed in the notes to the financial statements, the Company's recurring losses from operations, deficiency in working capital and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 8 to the financial statements, the Company is party to certain claims and litigation. The final outcome resulting from certain of these claims and litigation is not presently determinable, and no provision has been made in the financial statements and financial statement schedules for the effects, if any, of such claims and litigation.


/s/ J. E. HENDERSON
---------------------------------



Woodland Hills, California
June 6, 1997

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                                 BALANCE SHEETS

                                                                  YEAR ENDED
                                      ASSETS                   OCTOBER 31, 1996
                                      ------                   ----------------
Current assets:

 Cash                                                             $        674

 Receivables:
   Trade accounts                                                        7,278
   Due from related parties                                             78,898
   Allowance for doubtful receivables                                  (85,528)
                                                                      --------
                                                                           648

 Other current assets                                                   20,000

                   Total Current Assets                                 21,322
                                                                      --------

 Propery and equipment, at cost:
   Office equipment                                                        539
                                                                      --------
                                                                           539

   Less accumulated depreciation and amortization                           49
                                                                      --------
                                                                           490

                       Total Assets                                $    21,812
                                                                   ===========

See accompanying notes to financial statements.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                                 BALANCE SHEETS

                                                                   YEAR ENDED
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)          OCTOBER 31, 1996
     -------------------------------------------------          ----------------
Current liabilities:
  Notes payable to stockholders                                 $        15,734
  Accounts payable                                                       30,744
  Accrued liabilities                                                       218
  Allowance for loss on lawsuit settlements                              23,331
                                                                ---------------
                                   Total current liabilities             70,027

Litigation, claims, commitments and contingencies


Redeemable convertible preferred stock, $.01 assigned par
  value.  Authorized 2,600,000 shares; issued and outstanding
  2,600,000 shares in 1995 and 1996                                      26,000

Stockholders' deficit:
  Common stock, $.01 assigned par value.  Authorized 20,000,000 shares;  17,979,097 shares issued and 17,579,097 shares
    outstanding in 1995;  2,264,806 shares issued and 2,224,806
    shares outstanding in 1996                                           22,248
  Class B common stock, $.01 assigned par value.  839,825
    shares authorized, issued and outstanding in 1995; 83,983
    shares authorized, issued and outstanding in 1996                       840
  Additional paid-in capital                                         16,080,709
  Deficit accumulated in the development stage                      (16,025,246)
  Notes receivable on common stock                                     (152,766)
                                                                ---------------
                                                                        (74,215)
                                                                ---------------

Total Liabilities and Stockholders' Equity (Deficiency)         $        21,812
                                                                ===============

See accompanying notes to financial statements.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                            STATEMENTS OF OPERATIONS


                                                          Year ended October 31,
                                                          ----------------------
                                                        1995                  1996
                                                   ------------         -----------

License fees received                              $     72,550         $    81,559
                                                   ------------         -----------
Costs and expenses:
  General and administrative                             91,610             140,202
                                                   ------------         -----------
                                                         91,610             140,202
                                                   ------------         -----------
Loss from operations                                    (19,060)            (58,643)
                                                   ------------         -----------
Other income and (expense):
  Interest expense                                       (1,300)            (12,155)
  Interest income                                                               239
  Financing costs                                       (41,070)           (332,912)
  Patent litigation rights                              (74,375)                  -
  Miscellaneous income (expense)                           (800)               (800)
                                                   ------------         -----------
                                                       (117,545)           (345,628)
                                                   ------------         -----------
    Loss before extraordinary item                     (136,605)           (404,271)

Extraordinary item:
  Gain on liabilities written off                       244,286             113,188
                                                   ------------         -----------
                      Net income (loss)            $    107,681         $  (291,082)
                                                   ============         ===========

Net income (loss) per share of common stock
  Before extraordinary item                               (0.01)              (0.21)
  Extraordinary item:
    Gain on liabilities written off                        0.02                0.06
                                                   ------------         -----------
                                                   $       0.01         $     (0.15)
                                                   ============         ===========

Weighted average common shares outstanding           16,070,213           1,926,868
                                                   ============         ===========


See accompanying notes to financial statements.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                            STATEMENTS OF CASH FLOWS


                                                                            Year ended October 31,
                                                                            ----------------------
                                                                             1995              1996
                                                                          ---------         ---------
Cash flows from operating activities:
  Net loss                                                                $ 107,681         $(291,082)
                                                                          ---------         ---------
Adjustments to reconcile net loss to net cash
 used in operating activities:
    Depreciation and amortization                                             1,048                49
    Financing costs related to issuance of warrants                          41,070            44,625
    Financing costs related to issuance of common stock                           -           288,287
    Change in assets and liabilities, net of noncash transactions:
      Decrease (increase) in receivables                                     (2,253)            3,348
      Decrease (increase) in other assets                                     4,500           (20,539)
      Increase (decrease) in accounts payable and accrued expenses         (245,670)         (130,073)
      Increase in interest payable, net                                       1,300             1,430
                                                                          ---------         ---------
                              Total adjustments                            (200,005)          187,127
                                                                          ---------         ---------
                    Net cash used in operating activities                   (92,324)         (103,955)

Cash flows from investing activities: None

Cash flows from financing activities:
  Proceeds from issuance of common stock                                     95,697           100,886
                                                                          ---------         ---------
                  Net cash provided by financing activities                  95,697           100,886
                                                                          ---------         ---------
                       Net increase (decrease) in cash                        3,373            (3,069)

                   Cash (overdraft) at beginning of period                      370             3,743
                                                                          ---------         ---------
                      Cash (overdraft) at end of period                   $   3,743         $     674
                                                                          =========         =========

See accompanying notes to financial statements.

                                        ELECTROPURE, INC.
                           (Formerly HOH Water Technology Corporation)

                                     STATEMENTS OF CASH FLOWS




                                                                              Year ended October 31,
                                                                              ----------------------
                                                                             1995              1996
                                                                           ----------         -------

Supplemental disclosures of cash flow information - cash paid
  during the period for interest                                           $        -         $     -
                                                                           ==========         =======
Supplemental schedule of noncash investing and financing activities -
  Purchase of certain property and equipment for
    notes payable and capital lease obligations                                     -               -
  Sale of acquired technology for common stock                                      -               -
                                                                           ==========         =======
                                                                                    -               -
                                                                           ==========         =======
Additional common stock was issued upon the following:
  Conversion of short-term debt                                                     -               -
  Exercise of options in exchange for receivable on common stock                    -               -
  Exercise of warrants paid for by reduction of short-term debt                     -               -
  Issuance of common stock pledges                                                  -               -
  Issuance of common stock for investment acquisition                               -               -
  Issuance of common stock for lawsuit settlements                                  -               -
  Issuance of common stock for debt settlement                                      -         288,287
                                                                           ----------         -------
                                                                                    -         288,287
                                                                           ==========         =======
Redeemable preferred stock issued as a common stock dividend                        -               -
                                                                           ==========         =======
Redeemable preferred stock issued as a key officer bonus                            -               -
                                                                           ==========         =======
Additional noncash equity transactions are as follows:
  Warrants granted to obtain loans                                                  -               -
  Warrants granted for lawsuit settlements                                          -               -
  Grants of stock options below market                                              -          44,625
  Sale of common stock to officers below market                                     -               -
  Sales of common stock to stockholders below market                                -               -
  Sale of preferred stock to stockholders below market                              -               -
  As consideration for acquisition of a purchase option                             -               -
  As consideration for services received                                            -               -
  Cancellation of stock issued                                                      -               -
                                                                           ----------        --------
                                                                           $        -        $ 44,625
                                                                           ==========        ========

See accompanying notes to financial statements.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)



                                                   Common Stock                        Class B Common Stock
                                      ---------------------------------------        -----------------------------
                                                                  Amount                                Amount
                                        Number             ------------------        Number       ----------------
                                          of                Per                        of          Per
                                        shares             share         Total       shares       share      Total
                                      ----------          ------         -----       -------      ------     -----


Balance at October 31, 1994           15,852,734           $   -    $   158,527      839,825      $    -    $  8,398

Issuance of common stock on:
  exercise of warrants                 1,887,500            0.05         18,875            -           -           -
  exercise of warrants                   132,220            0.01          1,322            -           -           -

Cancellation of common stock for
  issuance of warrants                  (293,357)           0.15         (2,934)           -           -           -

Net Loss                                       -               -              -            -           -           -
                                      ----------            ----        -------      -------      ------    --------
Balance at October 31, 1995           17,579,097               -        175,790      839,825           -       8,398

Issuance of common stock on
  exercise of options                      5,000            0.05             50            -           -           -
  exercise of options                     83,130            0.15            831            -           -           -
  exercise of options                     45,833            0.20            458            -           -           -

Issuance of common stock for cash        200,000            0.20          2,000            -           -           -

Issuance of common stock for
  services rendered                      200,000            0.12          2,000            -           -           -
  services rendered                       86,957            0.17            870            -           -           -

Issuance of common stock for
  conversion of debt                   2,533,334            0.06         25,333            -           -           -
  conversion of debt                   1,514,302            0.09         15,143            -           -           -

Reverse Stock Split (one-for-ten)    (20,022,847)              -       (200,228)    (755,842)          -      (7,558)
Issuance of warrants below
  fair market value                            -               -              -            -           -           -

Net Loss                                       -               -              -            -           -           -
                                      ----------                        -------      -------                --------
Balance at October 31, 1996            2,224,806            $  -    $    22,248       83,983        $  -    $    840






                                                                       Deficit
                                                       Notes         accumulated         Net
                                    Additional       receivable        in the        stockholders'
                                     paid-in          on common      development         equity
                                     capital            stock           stage         (deficiency)
                                     ---------        ----------     ----------       -------------

Balance at October 31, 1994          $ 15,366,305    $   (152,766)    $(15,841,844)    $   (461,380)

Issuance of common stock on:
  exercise of warrants                     75,500               -                -           94,375
  exercise of warrants                          -               -                -            1,322

Cancellation of common stock for
  issuance of warrants                     44,004               -                -           41,070

Net Loss                                        -               -          107,681          107,681
                                       ----------    ------------     ------------     ------------
Balance at October 31, 1995            15,485,809        (152,766)     (15,734,163)        (216,931)

Issuance of common stock on
  exercise of options                         200               -                -              250
  exercise of options                      11,638               -                -           12,469
  exercise of options                       8,708               -                -            9,166

Issuance of common stock for cash          38,000               -                -           40,000

Issuance of common stock for
  services rendered                        22,000               -                -           24,000
  services rendered                        14,130               -                -           15,000

Issuance of common stock for
  conversion of debt                      126,667               -                -          152,000
  conversion of debt                      121,144               -                -          136,287

Reverse Stock Split (one-for-ten)         207,787               -                -                -
Issuance of warrants below
  fair market value                        44,625               -                -           44,625

Net Loss                                        -               -          (291,083)       (291,083)
                                       ----------    ------------     ------------     ------------
Balance at October 31, 1996          $ 16,080,709    $   (152,766)    $ (16,025,246)   $    (74,216)

See accompanying notes to financial statements.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

HOH, Inc. was incorporated on December 13, 1979 to design and develop a proprietary electrochemical water purification system.

HOH Water Technology Corporation was incorporated on December 8, 1982 to market the water purification system being developed by HOH, Inc.

Common stock was sold in H OH, Inc. from March 29, 1983 through October 21, 1983. On September 14, 1984, all of the outstanding shares of common stock in HOH, Inc. were exchanged for an equal number of shares of common stock in HOH Water Technology Corporation. The exchange of stock was accounted for in a manner similar to that of a pooling of interests. No additional shares of common stock in H OH, Inc. were issued subsequent to the exchange on September 14, 1984.

Between the date of its incorporation, December 8, 1982, and September 14, 1984, HOH Water Technology Corporation was virtually inactive. Similarly, H OH, Inc. was virtually inactive subsequent to September 14, 1984. In addition, HOH Water Technology Corporation continued to design and develop the proprietary electrochemical water purification system which H OH, Inc. was originally incorporated to design and develop.

For financial statement purposes, HOH Water Technology Corporation and H OH, Inc. are considered to represent the activities of a single entity which has essentially operated under the same ownership and management. Additionally, the two companies were legally merged on October 30, 1986. Accordingly, the accompanying consolidated financial statements include the accounts of HOH Water Technology Corporation and H OH, Inc. from their respective dates of incorporation.

In July, 1996, the Company changed its name to "Electropure, Inc." and underwent a one-for-ten reverse stock split. FOR PURPOSES OF THIS REPORT, ALL ISSUANCES OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK DURING THE FISCAL YEAR ENDED OCTOBER 31, 1996 ARE REFLECTED IN POST-REVERSE SPLIT AMOUNTS.

On July 29, 1992, the Company granted EDI Components (formerly Electropure, Inc.), a California corporation, an exclusive license to manufacture and market its patented EDI technology. The Company has the right, until January 31, 1998, to reacquire such licensed rights. See Note 7 - "License Agreement - Agreements with EDI Components." Under the terms of such license, as amended to date, EDI Components has paid the Company $451,554 in license fees as of October 31, 1996. Consequently, since July 1992, and until such license arrangement is

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


terminated, the Company's primary source or revenues will be derived from the license with EDI Components.

LIQUIDITY

As of October 31, 1996, the Company had current liabilities in excess of current assets of $48,705, a deficit accumulated during the development stage of $16,025,246 and a stockholders' deficit of $74,215. The Company did not generate a positive cash flow from operations during the 1991 fiscal year as lack of working capital inhibited its ability to initiate sufficient marketing operations. As a result, the Company ran out of funds in January, 1992 and was forced to suspend operations while it sought additional financing. In May, 1992, the Company entered into a Letter of Intent with EDI Components (a California corporation) to grant an exclusive license to manufacture and market the Company's patented Electropure ("EDI") technology. During fiscal year 1995, the Company funded its working capital needs from license fees in the sum of $72,550 and $95,697 from the exercise of 1,887,500 and 132,220 warrants at $0.05 and $0.01 per share, respectively. Of such proceeds, the Company paid EDI Components $74,375 for patent litigation rights. During fiscal year 1996, the Company received an additional $81,559 in license fees and $24,000 on the issuance of 200,000 shares in consideration for services rendered. The Company also received $55,000 and $21,886 in net proceeds from the sale of 28,696 shares of common stock, as well as upon the exercise of 13,396 warrants, respectively. See Note 5
- "Stockholders' Deficit - Common Stock Activity."

During fiscal year 1995, the Company and its licensee, EDI Components, entered into Technology License Agreements with and Polymetrics, Inc. ("Polymetrics"). Such agreement provides Polymetrics with a non-exclusive worldwide licenses to use and commercially exploit the Electropure ("EDI") electrodeionization technology owned by the Company. See Note 7 - "License Agreements - Agreement Polymetrics, Inc.".

During the license relationship with EDI Components, the Company's primary operations have been solely administrative. Such operations to date have been financed by monies received from EDI Components pursuant to the provisions of the license arrangement.

Due to lack of working capital and the restructuring necessitated by the above license relationship, as of May, 1992, all operations at the Company's Puerto Rico manufacturing subsidiary, HOH International, Inc. were terminated. On July 16, 1993, the subsidiary filed for bankruptcy protection from its creditors. HOH International, Inc. was subsequently discharged bankrupt in November, 1993, which resulted in a $2,661,691 net gain on discharge of debt for the 1994 fiscal year. In October, 1996, the Company learned that a $3 million default judgment had been rendered against it in June, 1996 in Puerto Rico with regard to a 1989 investment made in the subsidiary by the Economic Development Bank for Puerto Rico. In May, 1997, the Company negotiated a settlement of such judgment requiring the issuance of shares and warrants to the Puerto Rico Bank. See Note 8 - "Litigation and Claims" and Note 11 - "Subsequent Events."

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


The Company and EDI Components are currently negotiating to terminate the license relationship and to bring all manufacturing and marketing operations under the Company's auspices. The arrangement, which has been made a condition of the above Puerto Rico settlement, will likely require the Company to pay its licensee, EDI Components, up to $2,950,000 in a combination of cash and stock to terminate the license. It is anticipated that negotiations will be concluded within sixty (60) days of this report and that the officers and staff of EDI Components will be engaged to continue the Company's management operations.

EDI Components has initiated sales and marketing operations for the EDI technology and has begun preliminary training of potential original equipment manufacturers who will become the primary distributors of the Company's product. Additional working capital will be required to both carry on and expand such sales and marketing efforts. The Company anticipates that, once the license relationship between the Company and EDI Components has been terminated, management will seek to secure necessary operating capital, initially, through private funding sources as a bridge to a secondary public offering of the Company's securities. No assurances can be given that either the Company or EDI Components can or will provide sufficient working capital through the sale of the Company's securities or that the sale of products can or will generate sufficient revenues in the future to sustain operations. The Company's ability to continue as a going concern will be reliant upon its ability to do so. The Company believes, however, that the current market interest in its product is strong and will enhance its ability to generate sufficient revenues from the sale of the Company's securities in the near future.

DEPRECIATION AND AMORTIZATION

Depreciation is provided for property and equipment over an estimated useful life of five years using the straight-line method. Leasehold improvements and equipment under capital lease obligations were amortized using the straight-line method over the lesser of the terms of the respective leases or estimated useful lives.

INVENTORY

Inventory, stated at the lower of cost (determined using the first in, first out method) or replacement market, consists of components for water purification systems. As of October 31, 1994, the Company had sold all of its inventory.

RESEARCH AND DEVELOPMENT

Research and development expenditures are charged to expense as incurred. However, the Company has not conducted any research and development activities since entering into the license relationship with EDI Components.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


FASB STATEMENTS NOT YET ADOPTED

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which adopts significant changes that apply to all taxable companies. Although the ultimate impact is unknown, it is the opinion of the Company's management that adoption of this Statement will not have a material effect on financial results in the year of adoption. The Company adopted the new Standard for the fiscal year beginning November 1, 1993.

(2)  DUE FROM RELATED PARTIES

The Company has balances remaining due, including interest, on notes receivable from related parties. The balance includes net amounts remaining on a $30,000 loan made to a former shareholder and an $80,000 loan made to a corporation whose significant stockholder was James E. Cruver, a former officer and director of the Company. The Company received partial payments representing principal and/or interest on these loans, however, due to the fact that they are significantly past due and the uncertainty of when or if they will be collected, interest income was not being recognized until received and the balances at October 31, 1996 are offset by an allowance for doubtful accounts.

A total of $23,763 remains due as of October 31, 1996 from former officers and directors, Harry M. O'Hare, Sr. and David C. Kravitz. Such amount is secured by 3,757 shares of the Company's common stock resulting in an unsecured receivable in the amount of $23,115, which has been offset by an allowance for doubtful accounts.

        During fiscal 1995, the Company loaned a current officer a total of $5,000 at 6% simple interest. As of the fiscal year ended October 31, 1996, such loan had been repaid in full, together with a total of $239 in accrued interest.

(3)  NOTES PAYABLE TO STOCKHOLDERS

        Notes Payable to Stockholders are summarized as follows:

                                                                October 31,
                                                         -----------------------
                                                           1995           1996
                                                         --------       --------
                 Notes Payable to Stockholders, with
                      interest annually at 10%           $ 14,304       $ 15,734
                                                         ========       ========

As of October 31, 1996, the notes payable to stockholders (one individual) are past due.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


(4)  COMMITMENTS AND CONTINGENCIES

The original cost and accumulated depreciation of assets recorded under capital leases at October 31, 1995 and 1996 is as follows:


                                                              October 31,
                                                       -------------------------
                                                        1995              1996
                                                       -------          --------
                       Furniture and fixtures          $    -           $    539
                    Less accumulated depreciation
                          and amortization                  -                 49
                                                       -------          --------
                                                       $    -           $    490
                                                       =======          ========


COMMITMENTS

Lease payments for the fiscal years ended October 31, 1994 and 1995 were $6,000 and $4,500, respectively. The Company occupied its present office in Laguna Hills, California through a sub-lease arrangement with its licensor, EDI Components. The Company paid $500 per month, which includes the use of all utilities, equipment and facilities on the premises from June, 1992 through July, 1995. As of August, 1995, the Company has occupied such premises rent-free. Consequently, the Company had no lease expense for the fiscal year ended October 31, 1996.

 (5)  STOCKHOLDERS' DEFICIT

NET LOSS PER SHARE OF COMMON STOCK

Net loss per share of common stock is based on the weighted average number of shares outstanding during each of the respective periods. No effect has been given to common stock equivalents as the effect to loss per share would be anti-dilutive.

VOTING RIGHTS

Each share of the Company's Class A Common Stock is entitled to one vote per share and the Class B Common Stock of the Company is entitled to eight votes per share. The holder(s) of the outstanding Convertible Preferred Stock of the Company's subsidiary are entitled to one vote per share on the election of the directors of the subsidiary only if the fixed dividends thereon shall be in arrears in an amount equal to three years' dividends or if the accumulated variable dividends exceed $100,000. Notwithstanding such voting privileges, the holder(s) of the Convertible Preferred Stock are entitled to elect and appoint one of the voting directors of such subsidiary so long as any of the aforesaid Convertible Preferred shares remain outstanding.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


COMMON STOCK ACTIVITY

FISCAL 1995

Between December, 1994 and September, 1995, the Company received net proceeds of $94,375 upon the exercise of 1,887,500 warrants to purchase common stock at $0.05 per share. Such warrants had been issued to six (6) individuals who had made investment in or loans to EDI Components.

On November 8, 1994, the Company purchased 293,257 shares of its common stock from one (1) individual for $0.15 per share, or a total of $44,044. In lieu of cash, the Company issued such individual 314,308 warrants to purchase common stock at $0.01 per share, exercisable for a period of five (5) years. The fair market value of the common stock underlying such warrants, less the $0.01 per share exercise price, was equal to the fair market value of similar common stock on the date of the transaction. Consequently, the Company incurred an expense of $41,070 relating to this purchase, equal to $0.14 per share purchased. The Company realized $1,322 in net proceeds upon the exercise, in September, 1995, of 132,220 of such warrants at $0.01 per share.

FISCAL 1996

In July, 1996, the Company changed its name to "Electropure, Inc." and underwent a one-for-ten reverse stock split. FOR PURPOSES OF THIS REPORT, ALL ISSUANCES OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK DURING THE FISCAL YEAR ENDED OCTOBER 31, 1996 ARE REFLECTED IN POST-REVERSE SPLIT AMOUNTS.

Between November, 1995 and January, 1996, the Company realized net proceeds of $21,886 on the exercise of 13,396 of warrants at prices ranging from $0.05 to $0.20 per share.

In February, 1996, the Company sold 200,000 shares of common stock to two individuals in a private placement offering at $0.02 per share, resulting in net proceeds to the Company in the sum of $40,000. The Company issued an additional 200,000 shares of common stock in February, 1996 in exchange for $24,000 in services rendered. The transaction resulted in an increase in common stock and additional paid in capital and a $24,000 general and administrative expense.

Pursuant to the provisions of the July, 1992 agreements with EDI Components, the Company agreed to exchange shares, at discounts of 25% and 50% to the fair market value, in cancellation of certain loans made to EDI Components. Consequently, between February and March, 1996, the Company issued a total of 404,764 shares of its common stock at prices of $0.06 and $0.09 per share to six
(6) individuals, all of whom are investors in EDI Components, to cancel principal

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

interest on loans made to that entity and interest accrued thereon. The transaction resulted in a $288,287 finance expense to the Company.

On various dates through October 31, 1996, the Company has allowed certain individuals, including former officers and directors, to exercise options or warrants held by them in exchange for notes. The balance of notes receivable on common stock is reflected as a reduction of equity in the accompanying Statement of Stockholders' Equity (Deficiency) and is as follows:

                                                           October 31,
                        Number of          Date       -----------------------
      Holder        Shares Exercised     Exercised       1995       1996
 ------------------ ------------------ --------------- --------- ------------
 Former Officer          66,500          09/07/89       $108,395    $108,395
 Former Officer          13,500          02/02/90          6,075       6,075
 Former Director         25,000          05/01/90          1,250       1,250
 Director                50,000          10/06/93          2,500       2,500
 Trust                   20,000          10/11/89          1,250       1,250
 Others                  60,032        Various 1990          842         842
 Others                 106,032        Various 1991       32,454      32,454
                                                        --------    --------
                                                        $152,766    $152,766
                                                        ========    ========

WARRANTS

The Company has authorized the issuance of 3,375,000 Redeemable Class A Warrants to purchase an aggregate of 3,375,000 shares of common stock. Each Class A Warrant was originally exercisable until June 24, 1992 (extended to June 24,
1994) to purchase for $3.25 of common stock and one Class B Warrant. When such Class A Warrants expired on June 14, 1994, due to antidilution provisions, each Class A Warrant was exercisable to purchase for $2.47 one and one-third (1.3 shares) of common stock. .

The Company also authorized the issuance of 3,375,000 Redeemable Class B Warrants to purchase an aggregate of 3,375,000 shares of common stock. Each Class B Warrant was originally exercisable until June 24, 1992 (extended to June 24, 1994) to purchase for $5.00 one share of common stock. When such Class B Warrants expired on June 14, 1994, due to antidilution provisions, each Class B Warrant was exercisable to purchase for $3.95 one and one-third (1.3 shares) of common stock.

Any outstanding Class A and B Warrants (Warrants) are subject to redemption by the Company if the average closing bid prices of the common stock (if traded in the over-the-counter market) or the average closing sale prices of the common stock (if traded on any national securities exchange) equal or exceed $4.50 per share and $7.00 per share, respectively, for 30 consecutive business days. The redemption price is $.05 per Warrant. If any outstanding Warrants are redeemed, then all outstanding Warrants must be redeemed. Once notice of redemption is given, a Warrant holder will have 30 days in which to exercise the Warrant before it is redeemed.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


As of June 24, 1994, all of the Redeemable Class A and Class B Warrants expired. Consequently, as of October 31, 1995 and October 31, 1996, there were no Class A or Class B Warrants issued and outstanding.

On February 23, 1996, the Company and its licensee, EDI Components, entered into a Convertible Loan agreement with a shareholder in both entities, whereby EDI Components was loaned the sum of $500,000 for a period of two years at 10% interest. As additional consideration for the loan, the Company granted the lender a first security interest in all of the Company's patents and future patents during the term that the loan remains outstanding. As further consideration for the loan, the Company granted the lender 300,000 five-year warrants to purchase common stock at $2.25 per share. No adjustment in the number or exercise price of such warrants was made pursuant to the one-for-ten reverse stock split which the Company effected in July, 1996. Under the terms of the loan agreement, the lender has converted the principal and interest accrued on such loan into the Company's common stock at a 25% discount to the fair market value. See Note 11 - "Subsequent Events."

In August, 1996, the Company issued 75,000 warrants to purchase common stock at $1.19 per share to three (3) individuals as bonuses in consideration for advisory services rendered to the Company.

1987 STOCK OPTION PLAN

A total of 500,000 shares of common stock has been reserved for issuance under the Company's 1987 Stock Option Plan (the Plan). The Plan provides for the grant of incentive stock options and nonqualified stock options to officers, directors and key employees of the Company and is administered by the Board of Directors or a committee appointed by the Board (the Administrator).

The exercise price of each incentive stock option must be at least 100% of the fair market value per share of the Company's common stock as determined by the Administrator on the date of grant. An incentive stock option may be exercisable for a period not in excess of ten years after the date of the grant. The exercise price of incentive stock options granted to stockholders possessing more than 10% of the total combined voting power of all classes of stock of the Company must be no less than 110% of the fair market value on the date of the grant. The option may be exercisable for a period not in excess of five years after the date of grant. In the case of nonqualified stock options, the same criteria exist, except that the exercise price must be no less than 85% of the fair market value per share of the Company's common stock on the date of the grant. During September 1989, the Board of Directors approved a change of exercise price for certain key employees and consultants to the Company. As a result, 110,000 qualified and 25,000 non-qualified options were reduced from the original exercise prices to $.05 per share resulting in additional expense as indicated below.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


   The following activity occurred under the Company's 1987 stock option plan:

                                                            EXERCISE PRICE
QUALIFIED STOCK OPTIONS                        SHARES          PER SHARE              EXTENSION
-----------------------                        ------          ---------              ---------

Granted Fiscal year end 1987                   40,000       $     1.38               $   55,200
                                             --------                                 ---------

Balance at October 31, 1987                    40,000             1.38                   55,200
Granted                                       230,500          1.38 - 1.63              375,715
Exercised                                        (500)            1.38                     (690)
Cancelled                                     (10,000)            1.38                  (13,800)
                                             --------                                 ---------

Balance at October 31, 1988                   260,000          1.38 - 1.63              416,425
Exercised                                     (73,500)         1.38 - 1.63             (118,680)
Cancelled                                     (12,500)         1.38 - 1.63              (19,815)
Exercise price reduction                            -               -                  (169,110)
Exercised                                     (15,000)             .05                     (750)
                                             --------                                 ---------

Balance at October 31, 1989                   159,000           .05 - 1.63              108,070
Granted                                         7,000             1.03                    7,210
Exercised                                     (50,000)             .05                   (2,500)
                                             --------                                 ---------

Balance at October 31, 1990                   116,000           .05 - 1.63              112,780
Exercised                                     (40,000)             .05                   (2,000)
                                             --------                                 ---------

Balance at October 31, 1991                    76,000           .05 - 1.63              110,780
Cancelled                                     (71,000)         1.03 - 1.63             (110,530)
                                             --------                                 ---------

Balance at October 31, 1992-1996                5,000       $      .05               $      250
                                             ========                                 =========

NONQUALIFIED STOCK OPTIONS
--------------------------

Granted fiscal year end 1987                   45,000       $     1.17               $   52,650
                                             --------                                 ---------

Balance at October 31, 1987                    45,000             1.17                   52,650
Granted                                        15,000           .70 - 1.39               15,675
Exercised                                     (10,000)            1.17                  (11,700)
                                             --------                                 ---------

Balance at October 31, 1988                    50,000           .70 - 1.39               56,625
Exercise price reduction                            -               -                   (39,200)
                                                                                      ---------

Balance at October 31, 1989                    50,000           .05 - 1.39               17,425
Granted                                        35,000           .88 -.90                 31,300
Exercised                                     (13,850)             .05                     (693)
                                             --------                                 ---------

Balance at October 31, 1990                    71,150           .05 - 1.39               48,033
Granted                                       147,000           .37 - .61                73,430
Exercised                                     (10,000)             .05                     (500)
Exercised                                    (147,000)          .37 - .61               (73,430)
                                             --------                                 ---------

Balance at October 31, 1991                    61,150           .05 - 1.39               47,533
Cancelled                                     (50,000)          .70 - 1.39              (46,945)
                                             --------                                 ---------

Balance at October 31, 1992 - 1996             11,150       $      .05               $      558
                                             ========                                 =========

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

Incentive stock options are not exercisable for one year from the date of grant, but are exercisable in four equal annual installments thereafter. Generally, nonqualified stock options are exercisable in four equal annual installments commencing on the date of grant.

At October 31, 1996, options to purchase 34,750 and 63,150 shares of common stock under qualified and nonqualified agreements, respectively, were exercisable.

NOTES RECEIVABLE ON COMMON STOCK

As of October 31, 1996, the Company was due $152,766 from various individuals, including former employees and a current director, on the exercise of options and warrants at prices ranging from $0.05 to $1.63 per share.

ISSUANCE OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

On March 31, 1987, the Company issued 1-1/4 shares of redeemable convertible preferred stock for every share of stock held by the common stockholders and Class B common stockholders. As of July 28, 1988, as a result of progress made on the completion of the Company's initial product, the Company issued a bonus of 107,848 shares of the redeemable convertible preferred stock to the majority stockholder. Accordingly, the estimated fair value of the stock, $1,078, was expensed as compensation.

Each share of redeemable convertible preferred stock is to be converted to one share of common stock upon the occurrence of any of the following:

    - The daily market price per share of the Company's common stock has equaled or exceeded $5.00, $6,50 or $8.00 per share for 30 consecutive trading days during the fiscal years ending October 31, 1988, 1989 and 1990, respectively, or

    - The net earnings per share for the common stock of the Company shall equal or exceed $.41, $.85 or $1.36 per share for the fiscal years ending October 31, 1988, 1989 and 1990, respectively.

The agreement provides that should any automatic conversion of the redeemable convertible preferred stock result in a charge being required to be taken by the Company against income under then generally accepted accounting principles upon the happening of an event which would otherwise cause automatic conversion into common stock, the redeemable convertible preferred stock will not be automatically convertible into common stock but will be redeemed for $.10 per share as soon as the Company has the funds to legally redeem the shares.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


The Company did not achieve the after-tax earning and market prices and commencing January 31, 1991, the redeemable convertible preferred stock (the Stock) is redeemable by the Company for $0.01 per share.

The holders of the redeemable convertible preferred stock shall not be entitled to receive dividends. Dividends, if declared, shall be payable to the holders of the Class A common stock and Class B common stock subject to the rights of the holders of the preferred stock.

In the event of liquidation or dissolution of the Company, the holders of the Class A common stock, Class B common stock and redeemable convertible preferred stock, subject to the rights of the holders of preferred stock, shall be entitled to receive an equal amount per share, provided, however, in no case shall each share of redeemable convertible preferred stock receive more than an amount equal to $.01 per share and in no case shall each share of Class B common stock receive an amount greater than 80% of the amount each share of common stock receives, subject to the restrictions imposed by the Commissioner of Corporations of the State of California as described in Note 9.

ISSUANCE OF CUMULATIVE CONVERTIBLE PREFERRED STOCK OF SUBSIDIARY

In January, 1990, the Company's subsidiary, HOH International, Inc. (now bankrupt), issued 1,000 shares of $1,000 assigned par value redeemable cumulative convertible preferred stock to the Economic Development Bank for Puerto Rico for $1,000,000. The preferred stock had cumulative fixed dividends at the rate of 15% of par value per annum and a variable cumulative dividend equal to 10% of the subsidiary's net income. The redeemable cumulative convertible preferred stock, net of unamortized issuance costs of $44,501, was reflected in a manner similar to a minority interest in the Company's consolidated financial statements until the subsidiary was adjudicated bankrupt in November, 1993. The cumulative fixed dividends, although not declared, had also been included in the Company's consolidated financial statements as an increase to the redeemable cumulative convertible preferred stock in a manner similar to treatment under APB Opinion No. 18. Upon adjudication of the subsidiary as bankrupt in November, 1993, the redeemable cumulative convertible preferred stock and all dividends accrued thereon, totaling approximately $1,554,000, was discharged.

(6)  ROYALTIES

Royalty interests in the Company's product have been sold to approximately 80 individuals in consideration for loans made in earlier years to the Company. The total royalties granted for certain Electropure ("EDI") water purification units commence at $51.50. As a specified number of units are sold, they decrease to a minimum of $42.50 for every unit sold, leased or placed in service by the Company or its sublicensees until the expiration of all patents and improvement patents covering the unit. The patents expire through August 14, 2001. The royalties decrease as follows:

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)



     NUMBER OF UNITS SOLD         ROYALTY PER UNIT
     --------------------         -----------------
            0 - 4,000                  $51.50
        4,001 - 8,000                   49.50
        8,001 - 60,000                  47.50
       60,001 - 81,600                  46.50
       81,601 - 120,000                 44.50
      120,001 - 240,000                 43.50
         Thereafter                     42.50

 (7)  LICENSE AGREEMENTS

AGREEMENTS WITH EDI COMPONENTS

In May, 1992, the Company entered into a Letter of Intent with EDI Components (formerly Electropure, Inc. - a privately-held California corporation) to grant an exclusive license to manufacture and market the Company's patented EDI technology. In addition to the licensed rights granted, the final agreements, executed in July, 1992, as amended through March, 1995, generally provided for the following:

A) The Company leased to EDI Components all property which it did not reasonably require to conduct business operations, including all capital equipment, molds, inventory, machinery, tools, office equipment and furniture. Such lease terminates on January 31, 1998.

B) The Company granted EDI Components an exclusive license to manufacture and sell the patented EDI technology subject to meeting minimum annual sales requirements and subject to paying the Company a percentage of its net sales revenues. Such sales requirements were temporarily stayed until the patent infringement litigation with Millipore was concluded and such requirements have not been reinstated, although all such litigation was resolved in July, 1996. See Note 8 - "Litigation and Claims".

C) For the above rights, EDI Components is required to pay, as license fees, all necessary operating expenses of the Company, subject to reinstatement or renegotiation of the above sales requirements. As of October 31, 1996, EDI Components has paid the Company an aggregate of $451,554 in such license fees.

D) The Company granted EDI Components a security interest in the EDI patent to the extent of the latter's capital funding which is limited by agreement to a maximum of $725,000 in cash and $100,000 of in "kind" investments and $312,500 in loans, unless the Company agrees to further increase such limit.

E) The Company has the right, until January 31, 1998, to reacquire the licensed rights and terminate both the lease and the License Agreement by paying EDI Components up to $2,950,000 (as of October 31, 1996, the total sum payable aggregates $,2,750,000). All excess cash assets of EDI Components (not needed to fund operations) are required to be set aside in a Special Fund.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

The amounts in such Special Fund will be credited against the amount the Company shall pay EDI Components to reacquire the licensed rights.

The Company sub-leases space in EDI Component's Orange County facility rent-free on a month-to-month basis. Such lease covers the use by the Company of all utilities, equipment and facilities in the building. The Company paid sub-lease payments of $500 per month until July, 1995.

See also "Warrants" in Note 5.

AGREEMENTS WITH GLEGG WATER CONDITIONING, INC.

On July 2, 1994, the Company and its licensee, EDI Components, granted a non-exclusive worldwide license to Glegg Water Conditioning, Inc., ("Glegg") of Guelph, Ontario, Canada to use and commercially exploit the EDI technology covered in the Company's U.S. and foreign patent numbers 4,465,573 and 0.078,842, respectively, together with any improvements thereon. The license is for an initial term of ten (10) years, with mutually agreed upon five (5) year extensions. Pursuant to the agreement, Glegg has paid EDI Components the non-refundable sum of $50,000. The agreement also provided that Glegg will pay EDI Components a continuing royalty on the net sales price of all licensed products sold by Glegg as follows:

Five (5) percent of the Net Sales Price of all Licensed Products having a total system design flow rate for such apparatus in an amount greater than or equal to one hundred (100) gallons per minute; and

Ten (10) percent of the Net Sales Price of all Licensed Products having a total system design flow rate for such apparatus in an amount less than one hundred
(100) gallons per minute.

In May, 1997, the parties entered into an Amended and Restated Technology License Agreement whereby Glegg received a paid-up license to the EDI technology in exchange for payment to EDI Components in the sum of $125,000.

AGREEMENT WITH POLYMETRICS

On May 3, 1995, the Company and EDI Components granted a non-exclusive EDI license to Polymetrics, a San Jose, California based supplier of high purity and ultrapure water treatment systems and services. The license, for which Polymetrics paid EDI Components the sum of $200,000, provides for a royalty structure similar to the 1994 Glegg agreement.

(8)  LITIGATION AND CLAIMS

In December, 1993, a default judgment was rendered against the Company in an action brought in the Los Angeles County Municipal Court. The lawsuit seeks to recover $30,745 in accrued credit

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


card charges, including interest and attorneys fees, which is reflected in accrued accounts payable. The Company paid $250 during fiscal year 1994 on this judgment, however, no further arrangements have been made to satisfy this obligation.

In addition to the above legal proceedings, the Company is a party to three other claims seeking $38,889 and alleging, among other items, breach of contract and failure to pay for services rendered. In the opinion of management, the Company's financial statements include adequate provision for these claims, including interest and reasonable attorneys fees and costs; however, no assurances can be given as to the ultimate outcome of these claims and accordingly, the effects, if any, cannot be reasonably estimated at this time.

In April, 1996, the Company and its licensee settled the 1993 lawsuit brought against Millipore and its licensee, US Filter/Ionpure Technologies, for infringement of the Company's EDI patent. While the terms of the settlement are confidential, Millipore and US Filter/Ionpure agreed to the entry of a consent judgment of patent validity which has been entered by the U. S. District Court for the Central District (Los Angeles) of California. The settlement also included the grant of a license to utilize the Company's EDI technology to Millipore.

In March, 1996, the Company and its licensee filed a lawsuit for declaratory judgment to invalidate and hold unenforceable two patents held by Millipore Corporation relating to electrodeionization technology. The lawsuit was filed in the United States Central District Court in Los Angeles and alleged that the two patents covering Millipore's CDI products were each obtained by fraud on the U.S. Patent Office in that Millipore "misrepresented material facts to the U.S. Patent and Trademark Office which, if known, would not have resulted in their issuance [U.S. Patent No. 4,632,745, issued on December 30, 1986, and U.S. Patent No. 4,925,541, issued on May 15, 1990]. The Court had been requested to determine whether Millipore's conduct posed a reasonable apprehension on the part of the Company and its customers of threatened patent infringement. In July, 1996, Judge John Davies ruled that there was no threat of patent infringement and, accordingly, dismissed the lawsuit between the parties.

In June, 1996, the Company negotiated an arrangement with its former lawfirm to pay $25,000 over a four month period, beginning July 1, 1996, to settle over $125,000 in accounts payable for past services rendered. The Company's licensee has made all payments required under the arrangement and, as a result, the Company realized a gain of $101,289 on settlement of the debt.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


(9)  SECURITIES LAWS

The Company has, since incorporation, raised a substantial amount of private capital, which is now represented by common stock, notes and royalty interests in the water purification unit. Some of these transactions, or portions thereof, occurred under circumstances in which they may have been subject to state and Federal securities laws requiring prior authorization, approval or review.

On February 11, 1987, the California Department of Corporations issued a Desist and Refrain Order ordering the Company and its majority stockholder to cease violating the qualification provisions of the California Corporate Securities Law of 1968, as amended. In the opinion of management and its legal counsel, the Desist and Refrain Order will not have an adverse effect on the financial position or results of operations of the Company.

Additionally, the Commissioner or Corporations of the State of California has placed the following restrictions on most of the shares of stock held by the majority shareholder:

       - Such shares will not participate in dividends other than stock dividends

       - Such shares will not participate in any distribution of assets in the event of liquidation

       - Such shares may not be transferred without prior written consent of the Commissioner, except for transfer pursuant to order or process of any court.

The issuance of an order lifting such conditions is at the sole discretion of the Commissioner.

(10)  INCOME TAXES

Since inception, each year, the Company incurred operating losses that are carried forward to the fiscal year ended October 31, 1996. The Tax Reform Act of 1986 limits the Company's ability to utilize net operating losses carried forward when ownership changes in excess of 50% occur. The Company's public offering, effective June 25, 1987, resulted in a 50.2% ownership change. Thus, the loss generated between 1979 and June 25, 1987 that can be used to offset the Company's taxable income will be limited to $522,000 per year. The net operating loss is carried forward for 15 years. If the net operating loss is not utilized to offset future taxable income, the loss will expire as follows:

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)



                                               Net operating loss carryforwards
                                               --------------------------------
                                       Federal tax purposes
                                       --------------------                    State
     Year                Year              Full             Annual              tax
  generated            expiring            loss             limit*            purposes
  ---------            --------            ----             -------           --------
     10/81               1996             78,000             13,885                  -
     10/82               1997             78,000             13,885                  -
     10/83               1998            269,000             47,920                  -
     10/84               1999            616,000            109,620                  -
     10/85               2000            514,000             91,507                  -
     10/86               2001            550,000             97,927                  -
(less than) 06/25/87     2002            716,000            127,472                  -
                                       ---------          ---------
Total Loss:                            2,932,000            522,000                  -

(greater than) 06/25/87  2002            352,000            352,000                  -
     10/88               2003            956,000            956,000             22,000
     10/89               2004          1,015,000          1,015,000             46,000
     10/90               2005          1,215,000          1,215,000             19,000
     10/91               2006          1,859,000          1,859,000          1,252,000
     10/92               2007          1,490,000          1,490,000            735,000
     10/93               2008              6,000              6,000              6,000
     10/94               2009          1,435,000          1,435,000            717,000
     10/95               2010          1,304,000          1,304,000            652,000
     10/96               2011            657,000          1,272,000            657,000

Less Gain from Debt      Discharged:    (357,000)          (357,000)          (254,000)
                                      ----------         ----------         ----------
                         Total Loss:  12,753,000         11,049,000          3,852,000
                                      ==========         ==========         ==========


The differences between the loss carryforwards for financial reporting and income tax purposes result primarily from the capitalization of start-up costs for Federal income tax purposes, the capitalization of research and development and start-up costs for state income tax purposes, and certain limitations on the carryforward of net operating losses for California state tax purposes. The Company began shipping products in August, 1990. Therefore, capitalization of start-up costs were discontinued at that time and amortization of total capitalized costs of $7,218,000 for federal and $5,967,000 for state were amortized over 60 months beginning in August, 1990.

Additionally, in connection with the Company's conversion of debt to equity, the Company elected Section 108(e)(10) of the Internal Revenue Code, which states that for purposes of determining income from discharge of indebtedness where the debtor is legally insolvent, the indebtedness is treated as being satisfied with an amount equal to the indebtedness, and therefore, no gain is recognized for income tax purposes. However, the net operating loss carryforward to the fiscal year ending October 31, 1996 was reduced by the amount of gain not recognized for income tax purposes. The treatment is similar for California state income tax purposes.

----------
* Annual limit due to ownership change on June 25, 1987.

                                ELECTROPURE, INC.
                   (Formerly HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


However, an extraordinary gain is recognized for financial reporting purposes which results in a permanent difference between income for tax purposes and for financial reporting purposes.

(11)  SUBSEQUENT EVENTS (UNAUDITED)

In May, 1997, the Company and its licensee negotiated a settlement of a $3 million default judgment rendered in June, 1996 against the Company and various current and former officers and directors. The lawsuit was brought in February, 1993 by the Economic Development Bank for Puerto Rico, the preferred shareholder in the Company's Puerto Rico subsidiary, alleging fraud and misconduct which ultimately led to its dissolution and subsequent bankruptcy in November, 1993. The settlement, which is subject to final ratification by the Bank's Board of Directors on or about June 11, 1997, provides for the issuance to the Bank of 100,000 shares of the Company's Common Stock and 100,000 five-year warrants to purchase Common Stock at $1.00 per share. In addition, the Company and its licensee, EDI Components will issue a $12,000 promissory note to the Bank to cover certain costs and attorneys fees. The settlement is conditioned upon termination of the current license agreement between the Company and EDI Components and conveyance of all assets back to the Company.

In May, 1997, the Company's Board of Directors authorized the issuance of 20,000 shares of Common Stock and 20,000 ten-year warrants to purchase Common Stock at $1.00 per share as a bonus to an individual who assisted in negotiated the above settlement with the Puerto Rico bank.

On June 2, 1997, Anthony Frank exercised his option to convert, at approximately $0.31 per share, the principal and interest accrued on a $500,000 loan made to EDI Component on February, 1996. The conversion resulted in the issuance of 1,717,484 shares of Common Stock, 319,202 of which were sold by Mr. Frank to Floyd Panning, President of EDI Components, at his cost of $100,000, or approximately $0.31 per share. An additional 319,202 of such shares were sold by Mr. Frank to his son, Randall Frank, under identical terms.

--------------------------------------------------------------------------------
                     UNAUDITED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The accompanying interim condensed Financial Statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. These statements should be read in connection with the Financial Statements for the two years ended October 31, 1996, and the notes thereto included in this Prospectus. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

In the opinion of management, the accompanying unaudited interim condensed Financial Statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company's financial position as of July 31, 1997, and the results of its operations and its cash flows for the nine months ended July 31, 1996 and 1997. The results of operations for the nine-month period ended July 31, 1997 are not necessarily indicative of the results to be expected for the full year.

                                ELECTROPURE, INC.
                  (Formerly, HOH Water Technology Corporation)

                                 BALANCE SHEETS


                                                          October 31,        July 31,
                         Assets                              1996              1997
                         ------                           ----------        ----------
                                                                            (Unaudited)
Current assets:

  Cash                                                   $      674          $  2,166

  Receivables:
    Trade accounts                                            7,278             7,278
    Due from related parties                                 78,898            78,898
    Allowance for doubtful receivables                      (85,528)          (85,705)
                                                         ----------          --------
                                                                648               471

  Other current assets                                       20,000            20,000

                  Total Current Assets                   $   21,322          $ 22,637
                                                         ----------          --------

  Propery and equipment, at cost:
    Office equipment                                            539               539
                                                         ----------          --------
                                                                539               539

    Less accumulated depreciation and amortization               49               130
                                                         ----------          --------
                                                                490               409

                      Total Assets                       $   21,812          $ 23,046
                                                         ==========          ========

                                ELECTROPURE, INC.
                  (Formerly, HOH Water Technology Corporation)

                                 BALANCE SHEETS



                                                                          October 31,           July 31,
   Liabilities and Stockholders' Equity (Deficiency)                         1996                 1997
                                                                      --------------        -------------
                                                                                              (Unaudited)
Current liabilities:
  Notes payable to stockholders                                       $     15,734          $     29,098
  Accounts payable                                                          30,744                30,744
  Accrued liabilities                                                          218                 3,480
  Allowance for loss on lawsuit settlements                                 23,331                23,331
                                                                      ------------           -----------
                               Total current liabilities                    70,027                86,653

Litigation, claims, commitments and contingencies


Redeemable convertible preferred stock, $.01 assigned par
  value.  Authorized 2,600,000 shares; issued and outstanding
  2,600,000 shares in 1996 and 1997                                         26,000                26,000

Stockholders' deficit:
  Common stock, $.01 assigned par value. Authorized
    20,000,000 shares; 1,757,910
    shares issued and 1,797,910 shares
    outstanding in 1996; 4,102,290 shares
    issued and 4,062,290 shares outstanding in 1997                         22,248                40,623
  Class B common stock, $.01 assigned par value.  Authorized
    83,983 shares; issued and outstanding 83,983 shares in
    1996 and 1997                                                              840                   840
  Additional paid-in capital                                            16,080,709            16,720,389
  Deficit accumulated in the development stage                         (16,025,246)          (16,698,692)
  Notes receivable on common stock                                        (152,766)             (152,766)
                                                                      ------------          ------------
                                                                           (74,215)              (89,607)
                                                                      ------------          ------------
Total Liabilities and Stockholders' Equity (Deficiency)               $     21,812          $     23,046
                                                                      ============          ============

                                ELECTROPURE, INC.
                  (Formerly, HOH Water Technology Corporation)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                           Nine months ended
                                                               July 31,
                                                    -------------------------------
                                                         1996                1997
                                                    -------------        ----------

License fees received                               $    29,929          $    66,337
                                                    -----------          -----------

Costs and expenses:
  General and administrative                            119,127               88,365
                                                    -----------          -----------
                                                        119,127               88,365
Loss from operations                                    (89,158)             (22,028)
                                                    -----------          -----------

Other income and (expense):
  Interest expense                                       (1,074)              (1,364)
  Litigation settlement costs                                 -             (112,000)
  Financing costs                                       (76,287)            (538,055)
                                                    -----------          -----------
                                                        (77,361)            (651,419)
                                                    -----------          -----------
              Net income (loss)                     $  (166,519)         $  (673,447)
                                                    -----------          -----------

Net income (loss) per share of common stock         $     (0.10)         $     (0.30)
                                                    -----------          -----------

Weighted average common shares outstanding            1,667,110            2,219,283
                                                    -----------          -----------


 See accompanying notes to financial statements.

                                ELECTROPURE, INC.
                  (Formerly, HOH Water Technology Corporation)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (Unaudited)


                                                     Common Stock                       Class B Common Stock
                                        ----------------------------------------  ---------------------------------
                                                                 Amount                                Amount
                                            Number      -----------------------      Number     ------------------
                                              of           Per                         of          Per
                                            shares        share       Total          shares       share     Total
                                        ---------------  --------  -------------  -------------  --------  --------

Balance at October 31, 1996               2,224,806       $   -    $  22,248         83,983       $  -      $  840

Issuance of common stock for
  conversion of debt                      1,717,484        0.31       17,175             -           -           -

Issuance of common stock for
  litigation settlement                     100,000        1.00        1,000             -           -           -

Issuance of common stock for
  services rendered                          20,000        1.00         200              -           -           -

Net Loss                                          -           -            -             -           -           -
                                          ---------                ---------     ---------               ---------
Balance at July 31, 1997                  4,062,290                   40,623        83,983           -         840




                                                                    Deficit
                                                   Notes          accumulated          Net
                                Additional       receivable         in the        stockholders'
                                 paid-in         on common        development        equity
                                 capital           stock             stage        (deficiency)
                               --------------  ---------------  ----------------  --------------
Balance at October 31, 1996    $ 16,080,709    $   (152,766)     $(16,025,246)      $ (74,215)

Issuance of common stock for
  conversion of debt                520,880               -               -           538,055

Issuance of common stock for
  litigation settlement              99,000               -               -           100,000

Issuance of common stock for
  services rendered                  19,800               -               -           20,000

Net Loss                                  -               -        (673,447)        (673,447)
                               ------------    ------------    ------------        ---------
Balance at July 31, 1997         16,720,389        (152,766)    (16,698,692)         (89,607)




See accompanying notes to financial statements

                                ELECTROPURE, INC.
                  (Formerly, HOH Water Technology Corporation)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                       Nine months ended
                                                                                           July 31,
                                                                                 -------------------------
                                                                                   1996              1997
                                                                                 ---------         -------
Cash flows from operating activities:
  Net loss                                                                       $(166,519)      $(673,447)
                                                                                 ---------       ---------
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                       22              81
    Financing costs related to issuance of warrants                                      -               -
    Financing costs related to issuance of common stock                             76,287         658,055
    Change in assets and liabilities, net of noncash transactions:
      Decrease (increase) in receivables                                             2,100             177
      Decrease (increase) in other assets                                             (539)              -
      Increase in notes payable                                                          -          12,000
      Increase (decrease) in accounts payable and accrued expenses                  (1,087)          3,262
      Increase in interest payable, net                                              1,074           1,364
                                                                                 ---------       ---------
                              Total adjustments                                     77,857         674,939
                    Net cash used in operating activities                          (88,662)          1,492

Cash flows from investing activities: None

Cash flows from financing activities:
  Proceeds from issuance of common stock                                            85,886               -
                                                                                 ---------       ---------
                  Net cash provided by financing activities                         85,886               -
                                                                                 ---------       ---------
                       Net increase (decrease) in cash                              (2,776)          1,492
                                                                                 ---------       ---------

                   Cash (overdraft) at beginning of period                           3,743             674
                                                                                 ---------       ---------
                      Cash (overdraft) at end of period                          $     967       $   2,166
                                                                                 =========       =========

See accompanying notes to financial statements.

(1)  INTERIM FINANCIAL STATEMENTS

The accompanying unaudited condensed financial statements include all adjustments which management believes are necessary for a fair presentation of the results of operations for the periods presented, except those which may be required to adjust assets and liabilities to the net realizable value should the Company not be able to continue operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying condensed financial statements be read in conjunction with the Company's audited financial statements and footnotes as of and for the year ended October 31, 1996.

In May, 1996, the Company's shareholders approved amendments to the Articles of Incorporation which provided for a corporate name change to "Electropure, Inc." and a one-for-ten reverse stock split of its Class A and Class B common stock. Such name change and reverse stock split became effective on July 25, 1996 at which time the Company's trading symbol on the over-the-counter market was changed to "ELTP".

LIQUIDITY

As of July 31, 1997, the Company had current liabilities in excess of current assets of $64,016, a deficit accumulated during the development stage of $16,698,692 and a stockholders' deficit of $89,607. The Company has never generated a positive cash flow from operations and, as a result of a severe lack of working capital, in January, 1992 was forced to suspend operations while it sought additional financing. In May, 1992, the Company entered into a Letter of Intent with EDI Components (formerly Electropure, Inc.), a California corporation, to grant an exclusive license to manufacture and market the Company's patented Electropure ("EDI") technology. From May, 1992, since entering into such license relationship, through October 31, 1996, the Company has funded its working capital needs from license fees paid by EDI Components totaling $451,554. During the nine months ended July 31, 1997, the Company received an additional $66,337 in such license fees.

The one-for-ten reverse stock split effected by the Company on July 25, 1996, resulted in a reduction in capital stock as of such date in the amount of $170,646 for Class A common shares and $7,558 for Class B common shares and an increase of $178,203 in additional paid-in capital.

 (2)  DUE FROM RELATED PARTIES

The Company has balances remaining due, including interest, on notes receivable from related parties. The balance includes net amounts remaining on a $30,000 loan made to a former shareholder and an $80,000 loan made to a corporation whose significant stockholder was James E. Cruver, a former officer and director of the Company. The Company received partial payments representing principal and/or interest on these loans, however, due to the fact that they are significantly past due and the uncertainty of when or if they will be collected, interest income was not being recognized until received and the balances at July 31, 1997 are offset by an allowance for doubtful accounts.

A total of $23,763 remains due as of July 31, 1997 from former officers and directors, Harry M. O'Hare, Sr. and David C. Kravitz. Such amount is secured by 37,565 shares of the Company's common stock resulting in an unsecured receivable in the amount of $23,292, which has been offset by an allowance for doubtful accounts.

(3) INVENTORY

Inventory, stated at the lower of cost (determined using the first in, first out method) or replacement market, consists of components for water purification systems. As of October 31, 1994, the Company had sold all of its inventory.

(4) COMMITMENTS AND CONTINGENCIES

The original cost and accumulated depreciation of assets at July 31, 1997 are as follows.

         Furniture and fixtures                                    $539
         Less accumulated depreciation and amortization             130
                                                                   ----
                                                                   $409
                                                                   ====

COMMITMENTS

In June, 1992, the Company entered into a sub-lease with EDI Components for the rental of space at its current location in Laguna Hills, California. The Company paid $500 per month through July, 1995 pursuant to such sub-lease agreement, which includes the use of all utilities, equipment and facilities on the premises. Since August 1, 1995, the Company has occupied the premises on a rent-free basis pursuant to an amendment to the license agreements with EDI Components. Consequently, the Company had no sub-lease expense for the fiscal period ended July 31, 1997.

(5) STOCKHOLDERS' DEFICIT

In May, 1997, the Company and its licensee negotiated a settlement of a $3 million default judgment rendered in June, 1996 against the Company and various current and former officers and directors. The lawsuit was brought in February, 1993 by the Economic Development Bank for Puerto Rico, the preferred shareholder in the Company's Puerto Rico subsidiary, alleging fraud and misconduct which ultimately led to its dissolution and subsequent bankruptcy in November, 1993. The settlement, which was ratified by the Bank's Board of Directors on or about June 16, 1997, provided for the issuance to the Bank of 100,000 shares of the Company's Common Stock and 100,000 five-year warrants to purchase Common Stock at $1.00 per share. In addition, the Company and its licensee, EDI Components, have issued a $12,000 promissory note to the Bank, bearing 8% annual interest, to cover certain costs and attorneys fees. The settlement was conditioned upon termination of the July, 1992 license agreement between the Company and EDI

Components and conveyance of all assets back to the Company. See Note (7) "Subsequent Events."

In May, 1997, the Company's Board of Directors authorized the issuance of 20,000 shares of Common Stock and 20,000 ten-year warrants to purchase Common Stock at $1.00 per share as a bonus to an individual who assisted in negotiating the above settlement with the Puerto Rico bank.

On June 2, 1997, Anthony Frank exercised his option to convert, at approximately $0.31 per share, the principal and interest accrued on a $500,000 loan made to EDI Component on February, 1996. The conversion resulted in the issuance of 1,717,484 shares of Common Stock, 319,202 of which are to be sold by Mr. Frank to Floyd Panning, President of EDI Components, at his cost of $100,000, or approximately $0.31 per share. An additional 319,202 of such shares were sold by Mr. Frank to his son, Randall Frank, under identical terms.

(6)   NET LOSS PER SHARE OF COMMON STOCK

Net loss per share of common stock is based on the weighted average number of shares outstanding during each of the respective periods. No effect has been given to common stock equivalents as the effect to loss per share would be anti-dilutive.

(7)  SUBSEQUENT EVENTS

LICENSE TERMINATION AGREEMENT

Effective August 5, 1997, the Company entered into a License Termination Agreement with its licensee, EDI Components ("EDI"), to terminate the July, 1992 agreements granting EDI a security interest in and exclusive manufacturing and marketing rights to the Company's patented water purification technology. Pursuant to the agreement, 362,500 shares of the Company's Common Stock, valued at $2.00 per share, were issued to the investors of EDI in amounts commensurate with their capital investment in such entity. The Company has agreed to issue Additional Shares upon the Common Stock of the Company first having a per share market value for thirty consecutive trading days equal to or in excess each of $3.00, $4.00 and $5.50 per share (each a "Trigger Value"). The aggregate value of such Additional Shares shall equal $675,006, $675,012 and $674,982, respectively, for a total additional value of $2,025,000. If all of the Additional Shares are issued pursuant to the License Termination Agreement, the investors of EDI will have received a total of 878,979 shares of the Company's Common Stock, with an aggregate value equal to $2,750,000.

The License Termination Agreement also provided for an extension, until October 1, 1997, on the term within which 95,400 warrants to purchase common stock may be exercised. Such warrants, exercisable at $0.50 per share, had been previously granted to various EDI investors pursuant to the July, 1992 license agreements and were to expire upon termination of such license. As of September 6, 1997, 40,000 of such warrants have been exercised by Floyd Panning, president of EDI. Mr. Panning exercised such warrants, along with an additional 10,000 warrants granted to him in February, 1993 as a bonus for services rendered. Mr. Panning issued a full resource promissory note for the $25,000 purchase price, secured by the shares, payable once the Company has reimbursed him for wages he deferred while employed by EDI. See "Employment Agreement" below.

The Company agreed to assume all liability for payment of the principal and interest on $210,000 in loans made to EDI between November, 1993 and April, 1997. As of September 8, 1997, the Company has negotiated with two of the lenders to convert $175,000 in principal loans, plus $10,278 in accrued interest, for 494,075 shares of common stock at $0.375 per share. The Company sold an additional 30,983 shares of common stock, at $0.375 per share, to two individuals for net proceeds of $11,620 which will be utilized to satisfy the principal and interest accrued on an additional $10,000 of such loans.


EMPLOYMENT AGREEMENT

On August 14, 1997, the Company entered into a five-year Employment Agreement (effective August 5, 1997) with Floyd Panning engaging him as the Company's President and Chief Executive Officer. Mr. Panning has the unilateral option to extend such employment for a period of two (2) years. The Agreement provides Mr. Panning with five weeks' vacation, the use of a company car and cellular telephone and participation in any benefit programs offered by the Company (none at this time). Pursuant to the terms of the Employment Agreement, Mr. Panning was granted 125,000 warrants to purchase Common Stock at $0.28125 per share. Such warrants are exercisable in increments of 25,000 annually commencing with the date of the agreement. The Employment Agreement also provides for the following:

      (a) A base monthly salary of $6,500 increasing to $8,000 per month once the Company has realized a minimum of $1 million in financing. Each year thereafter, the base salary shall automatically increase by an amount equal to five (5%) percent.

      (b) Upon realizing the above minimum financing, the Company has agreed to reimburse Mr. Panning for certain wages deferred while he was employed at EDI Components (a total of $63,700 was deferred). A $25,000 promissory note issued by Mr. Panning, in consideration for his exercise of 50,000 warrants to purchase Common Stock at $0.50 per share, will be satisfied (including accrued interest) with such deferred wages, net of normal federal, state and local income and payroll taxes. Mr. Panning agreed to waive any remaining balance of deferred wages after payment of such promissory note.

      (c) Mr. Panning has the right to nominate, subject to shareholder approval, one person to the Company's Board of Directors during the term of his employment. In the meantime, Mr. Panning has been named to the Company's Board of Directors.

      (d) Mr. Panning may, without cause, terminate his employment and retain the right to the following percentage of his base monthly salary:


       YEAR OF                  PERCENT
     TERMINATION               OF SALARY
 ----------------         ------------------
        1                          60%
        2                          70%
        3                          80%
        4                          90%
        5                         100%
        6                           0%
        7                           0%


      (e) Any termination of employment by the Company shall immediately vest all 125,000 warrants granted to Mr. Panning under the employment agreement. In addition, termination by the Company of Mr. Panning's employment without cause, shall automatically accelerate the issuance of Additional Shares due EDI's investors under the License Termination Agreement at the then fair market value; provided, however, Mr. Panning's successor has not been approved by simple majority vote of such EDI investors (excluding Mr. Panning).

BOARD OF DIRECTORS

On August 5, 1997, Mr. William Farnam was named to the Company's Board of Directors. Mr. Farnam served for 20 years as Public Works Director and City Engineer for the City of Inglewood, California and went on to become the Assistant City Manager there before he retired. Mr. Farnam is a Registered Professional Civil Engineer in the State of California and received a Bachelor of Science Degree in Electrical Engineering from the University of Southern California and is a Management Studies Graduate from the University of California at Los Angeles.

Mr. Ronald O'Hare, who had served on the Company's Board of Directors since May, 1987, resigned as a Director on August 14, 1997. Mr. O'Hare has been employed by the Company has Manager of Engineering and Production Design.

Effective August 5, 1997, Mr. Floyd Panning joined the Company's Board of Directors.

No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and if given or made, such information or presentations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.


                                TABLE OF CONTENTS

AVAILABLE INFORMATION..........................................................
PROSPECTUS SUMMARY.............................................................
THE COMPANY....................................................................
RECENT SIGNIFICANT DEVELOPMENTS................................................
RISK FACTORS...................................................................
DILUTION.......................................................................
DIVIDEND POLICY................................................................
USE OF PROCEEDS................................................................
MARKET PRICES..................................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS...............................
BUSINESS.......................................................................
LITIGATION.....................................................................
MANAGEMENT.....................................................................
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................
SELLING SHAREHOLDERS...........................................................
DESCRIPTION OF CAPITAL STOCK...................................................
LEGAL OPINION..................................................................
EXPERTS........................................................................
ACCOUNTANTS' REPORT............................................................
FINANCIAL STATEMENTS...........................................................
UNAUDITED INTERIM FINANCIAL STATEMENTS.........................................



                                ELECTROPURE, INC.



                                  COMMON STOCK


--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------


                             _____________ __, 1997

                                     PART II

--------------------------------------------------------------------------------
                     INFORMATION NOT REQUIRED IN PROSPECTUS
--------------------------------------------------------------------------------

ITEM 24.       INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 317 of the California Corporations Code allows a corporation to advance expenses incurred by an officer or director in defending any proceeding prior to the final disposition of such proceeding upon receipt of an undertaking to repay such amount if such person is not ultimately entitled to indemnification. In non-derivative actions, an officer or director is entitled to reimbursements for expenses, fines, judgments and settlements if such individual has acted in good faith and in a manner he believed to be in the best interests of the corporation and in the case of criminal proceedings, he had no reasonable cause to believe the conduct was unlawful. With regard to derivative actions (a suit brought on behalf of the Registrant), such person is entitled to reimbursements for expenses if the officer or director acted in good faith, in a manner the officer or director believed to be in the best interests of the corporation and with such care, including reasonable injury, as an ordinary and prudent person in like position would use in similar circumstances; provided, however, that no indemnification shall be made (1) if the officer or director is found liable to the corporation, except as may be determined by the court in which the action is pending; (2) for amounts paid in settling an action without court approval; or
(3) for amounts paid in defending such action which is terminated without court approval.

If indemnification is authorized by Section 317, but not required, then it shall be determined by (i) a majority vote of the disinterested members of the Board of Directors, (ii) a majority vote of the disinterested shareholders, (iii) the court in which the action is pending; or (iv) if a quorum of independent directors is not available, by independent legal counsel in a written opinion. If the officer or director is successful in the defense of an action, Section 317 provides that such individual shall be entitled to indemnification. Finally,
Section 317 authorizes a corporation to maintain officers' and directors' liability insurance.

Article III, Section 16 of the By-Laws of Registrant provides for indemnification of officers and directors in the situations authorized by
Section 317.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement.

Registration Fee Under Securities
     Act of 1933...............................  $  4,000
Accounting Fees and Expenses...................     1,500
Legal Fees and Expenses........................    10,000
Miscellaneous..................................     4,500
                                                 --------
            Total .............................  $ 20,000

ITEM 26.       RECENT SALE OF UNREGISTERED SECURITIES

During the past three years, the Registrant has issued or sold the securities set forth in "RECENT SIGNIFICANT DEVELOPMENTS License Termination Agreement, Technology Transfer Agreement, Stock Issuances, and Other Transactions," "LITIGATION," "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Recourses."

The issuance of securities in these transactions, except as described below, were exempt from registration under the Securities Act of 1933, as amended (the "Act"), by virtue of Sections 3(b) and 4(2) of the Act, including Regulation D promulgated thereunder. The Company believes that the recipients in each case acquired the securities for investment only and not with a view to the distribution thereof and legends were affixed to the stock certificates.

ITEM 27.      EXHIBITS
              --------

 3.1          Articles of Incorporation of the Registrant, as amended. ***

 3.2          By-Laws of the Registrant, as amended. *

 5.0          Opinion of Jeffer, Mangles, Butler & Marmaro, LLP.

10.19 Form of Indemnity Agreement with each current Officer and Director. **

10.47.8 License Termination Agreement with EDI Components dated August 14, 1997 (effective 08/05/97). ******

10.47.9 Employment Agreement with Floyd H. Panning dated August 14, 1997 (effective 08/05/97). ******

10.48         Technology License Agreement with Glegg Water Conditioning, Inc.
              dated July 2, 1994. ****

10.48.1 Amended and Restated Technology Licence Agreement with Glegg Water Conditioning, Inc. dated May 22, 1997. *****

10.51 Settlement Agreement with Economic Development Bank for Puerto Rico dated May 16, 1997. *****

10.52 Technology Transfer Agreement with Wyatt Technology Corporation dated October 25, 1997. *******

24.1          Consent of Southland Business Service.

24.2          Consent of Jeffer, Mangles, Butler & Marmaro, LLP (included in
              Exhibit 5.0).

25            Power of Attorney (see page II-5).

----------
* Previously filed in connection with Registration Statement of Registrant on Form S-1, File No. 33-10669.

** Incorporated by reference to Exhibit "B" to Registrant's Definitive Proxy Statement, dated April 20, 1988, for the Annual Meeting held May 18, 1988.

*** Previously filed in connection with Registrant's Form 10-K for the fiscal year ended October 31, 1988.

**** Previously filed in connection with Registrant's Form 10-KSB for the fiscal year ended October 31, 1994.

***** Previously filed in connection with Registrant's Form 10-KSB for the fiscal year ended October 31, 1996.

****** Previously filed in connection with Registrant's Form 10-QSB for the fiscal quarter ended July 31, 1997.

******* Previously filed in connection with Schedule 13-D filed on November 14, 1997 by Wyatt Technology Corporation.

ITEM 17.       UNDERTAKINGS

(a)            The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any Prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                      (ii) To reflect in the Prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
               Section 13(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------
                                   SIGNATURES
--------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunder duly authorized, in the City of Laguna Hills, California, on November 12, 1997.

                              ELECTROPURE, INC.

                              BY  /s/ CATHERINE PATTERSON
                                  --------------------------------------------
                                              CATHERINE PATTERSON
                                            Chief Financial Officer

--------------------------------------------------------------------------------
                                POWER OF ATTORNEY
--------------------------------------------------------------------------------

Each person whose individual signature appears below hereby constitutes and appoints Catherine Patterson and Floyd H. Panning as his true and lawful attorneys-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES


/s/  WILLIAM F. FARNAM                  Director             November 12, 1997
-----------------------------
WILLIAM F. FARNAM

/s/  RANDALL P. FRANK                   Director             November 12, 1997
-----------------------------
RANDALL P. FRANK

                                        Director              November , 1997
-----------------------------
RANDOLPH S. HEIDMANN

/s/  WILLIAM H. LEE                     Director             November 12, 1997
-----------------------------
WILLIAM H. LEE

/s/  FLOYD H. PANNING            Chief Executive Officer     November 12, 1997
-----------------------------         and Director
FLOYD H. PANNING

                                     Chief Financial
/s/  CATHERINE PATTERSON           Officer (Principal        November 12, 1997
-----------------------------       Financial and
CATHERINE PATTERSON                Accounting Officer)

Exhibit                                                                 Page No.
-------                                                                 --------

   5.0     Opinion of Jeffer, Mangels, Butler & Marmaro, LLP

  24.1     Consent of Southland Business Service